Exhibit 10.14

DATED                                                                                  2015

(1) FAUNUS GROUP INTERNATIONAL, INC.

as FGI

- and -

(2) MAD CATZ EUROPE LIMITED

as the Client

and

(3) THE COMPANY listed herein as Original Security Obligor

MASTER FACILITIES

AGREEMENT

(ENGLAND & WALES)

relating to

US$10,000,000 Receivables Purchase and

Inventory Facilities

CONTENTS

1.	INTRODUCTION	1

2.	COMMENCEMENT AND DURATION	1

3.	GENERAL PARTICULARS	1

4.	COMMERCIAL PARTICULARS	2

5.	CONDITIONS PRECEDENT	2

6.	CONDITIONS SUBSEQUENT	5

7.	OPERATIONAL AND CONTINUING CONDITIONS	5

8.	FEES AND EXPENSES	6

SCHEDULE 1		8

Common terms		8

SCHEDULE 2		53

Receivables Purchase Facility terms and conditions		53

SCHEDULE 3		68

Inventory Facility terms and conditions		68

SCHEDULE 4		74

Over Advances		74

SCHEDULE 5		75

DATA PROTECTION		75

SCHEDULE 6		76

PARTIES		76

SCHEDULE 7		77

FORM OF NOTICE TO ACCOUNT BANK		77

SCHEDULE 8		80

FORM OF ACCESSION DEED		80

THIS DEED is made on	2015

BETWEEN:

(1)	FAUNUS GROUP INTERNATIONAL, INC. a Delaware corporation, whose office is at 80 Broad Street, 22nd Floor, New York, NY 10004 (“FGI”);

(2)	The company whose details appear in Part 1 of schedule 6 (the “Client”); and

(3)	Those company whose details appear in Part 2 of schedule 6 (the “Original Security Obligor”).

IT IS AGREED as follows:

1.	INTRODUCTION

This Deed incorporates the schedules. Unless otherwise defined in this Deed or the context otherwise requires, terms used in this Deed have the meanings ascribed to them in schedule 1.

2.	COMMENCEMENT AND DURATION

2.1	This Deed shall begin on the date of the Commencement Date and, subject to the other provisions of this Deed and shall continue until terminated in accordance with its terms.

2.2	Notwithstanding clause 2.1 above:

(a)

the Client may terminate the Facilities in full (but not in part only) at any time on giving written notice of not less than the Notice Period to FGI, such notice to end on the last Business Day of the Minimum Period and any subsequent Annual Renewal Period;

(b)	FGI may terminate all or any part of the Facilities at any time on giving notice of not less than the Notice Period to the Client; and

(c)	FGI may immediately terminate the Facility by written notice to the Client upon or at any time after the occurrence of an Event of Default which is continuing,

provided that the obligations of the Client arising under paragraph 5(b) (Early Termination Fee) of schedule 1 shall not be affected by this clause 2.2.

2.3

This Deed shall continue in full force and effect notwithstanding intermediate repayments (including the repayment of sums in advance of their due date for payment) until all outstanding sums of whatever nature (whether present, future, actual or contingent) have been fully repaid or discharged by the Client to FGI, including all and any costs, charges and expenses connected thereto or associated therewith.

3.	GENERAL PARTICULARS

(a)	Commencement Date:	The date of this Deed

(b)	Minimum Period:	36 months

(c)	Notice Period:	3 months

(d)	Global Limit:	US$10,000,000

(e)	Approved Currencies:	US Dollars, Euro and Sterling

(f)	Permitted Territories:	Any jurisdiction, other than a Sanctioned Territory

4.	COMMERCIAL PARTICULARS

4.1	Receivables Purchase Facility

(a)	Receivables Purchase Facility Limit:	$10,000,000 less the amount of any Advances outstanding under the Inventory Facility from time to time but not exceeding the Global Limit.

(b)	Prepayment Percentage:	85%

(c)	Class of Approved Receivables	All Receivables save as expressly excluded or Disapproved

(d)	Client’s business:	Manufacture and distribution of computer game equipment and accessories

(e)	Debtor Concentration:	35%

(f)	Intentionally deleted

(g)	Permitted Credit Period:	120 days from the Invoice date, but in any event within 60 days of the due payment date of the Invoice

(h)	Dilution Percentage:	28%

4.2	Inventory Facility

(a)	Inventory Facility Limit:	The Global Limit less the aggregate value of Funds in Use from the Receivables Purchase Facility from time to time

(b)	Inventory Return Amount:	US$250,000

5.	CONDITIONS PRECEDENT

FGI shall make no Prepayment or Advance pursuant to this Deed unless and until FGI confirms to the Client that FGI is satisfied with, or has waived, or the following have been received by FGI, or addressed in a form and substance satisfactory to FGI (as the case may be):

5.1	Corporate

(a)	Certified copies of the constitutional documents and certificate of incorporation of the Client, Mad Catz (Germany) and Mad Catz (France).

(b)

Certified copy board resolutions of the board of directors of the Client, Mad Catz (Germany) and Mad Catz (France) approving and authorising the execution of each Finance Document to which it is a party.

(c)	Specimen signatures of the persons authorised to execute Finance Documents and all documents ancillary thereto, including Notifications.

(d)

A certificate of an authorised signatory of the Client, Mad Catz (Germany) and Mad Catz (France) certifying that each copy document to which it is party delivered to FGI is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Commencement Date.

(e)	Certified copies of resolutions passed by shareholders of Mad Catz (US).

(f)	Incumbency certificates, good standing certificates, state certified articles of incorporation and bylaws in respect of Mad Catz (US).

(g)	Officers certificates with supporting directors’ resolution, incumbency schedule and certificate of compliance for Ontario.

5.2	Finance documents and release documents

(a)	Original of this Deed executed by all parties to it.

(b)	Original of the Debenture executed by all parties to it.

(c)	Original of the US Guaranty executed by all parties to it.

(d)	Original US Patent, Copyright and Trademark Security Agreement executed by all parties to it.

(e)	Original Canadian Guarantee executed by all parties to it.

(f)	Original Canadian Security Agreement executed by all parties to it.

(g)	Standard account opening forms and mandates as advised by FGI.

(h)	Original of the US Payoff Letter executed by all parties to it.

(i)	Original deed of release in respect of the debenture dated 18 June 2002 between the Client and Congress Financial Corp, Inc.

5.3	Outgoing financier

N/A

5.4	Financial

(a)	Management Accounts to 31 May 2015.

(b)	Audited annual accounts for the Financial Year ending 31 March 2015

5.5	Receivables

(a)	An up to date audit of the Client’s Receivables by or on behalf of FGI

(b)	Electronic aged Receivables analysis and aged creditor analysis correct as at the Commencement Date.

(c)	Due diligence in relation to any Supply Contract specified by FGI;

(d)	Copies of all Supply Contracts specified by FGI.

(e)	A waiver from such debtors as FGI may specify waiving any ban on assignment, granting of security or similar in any Supply Contract between the Client and each such Debtor.

(f)	A waiver from such Debtors specified by FGI waiving any right of set-off or similar in any Supply Contract between the Client and each such Debtor.

5.6	Inventory

(a)	a Borrowing Base Certificate as at the Commencement Date;

(b)	an up-to-date audit of the Inventory;

(c)

a written valuation, conducted by an independent valuer approved by FGI and expressed to be capable of being relied upon by transferees and assignees of FGI, confirming the Net Orderly Liquidation Value of the Client’s Eligible Inventory.

5.7	Pension deficits

Full particulars of all agreements or arrangements for the provision of pensions, allowances, lump sums or other like benefits to which the Client and each member of the Group is party.

5.8	Insurance

In relation to all insurance policies relating to the assets of the Client (including but not limited to any trade credit and inventory insurance policies) subsisting at the Commencement Date:

(a)	certified copy of each of the policies, including written confirmation of the amount and terms of each policy;

(b)	satisfactory evidence that all premiums are paid up to date; and

(c)	written confirmation that FGI has been named as first loss payee under such insurance policies.

5.9	Other US and Canadian conditions precedent

(a)	UCC, Judgment Lien, Tax Lien and Litigation Searches in respect of Mad Catz (US).

(b)	USPTO Searches in respect of Mad Catz (US).

(c)

Insurance certificates under which FGI in named as “lender’s loss payee” (in respect of any property insurance) and named as “additionally insured” in respect of any liability insurance in connection with Mad Catz (US).

(d)	PPSA and lien searches in respect of Ontario.

(e)	PPSA registration in respect of Ontario.

5.10	Other

(a)	Satisfactory completion of all FGI’s “know your customer” checks.

(b)

Details of the amount of any PAYE and/or VAT arrears of the Client and, if relevant, an HM Revenue and Customs approved schedule for repayment together with evidence of arrangements for their payment and confirmation that such payments have been met up to the Commencement Date.

(c)

Signed fees indemnity letter addressed to FGI by the Client or other appropriate party providing for the payment by such party of all legal and other professional fees and disbursements reasonably and properly incurred by FGI in connection with the entry into of the Finance Documents.

(d)	Clear winding-up and administration searches of the Client and each Security Obligor.

(e)	Capacity and enforceability legal opinion from FGI’s English law counsel.

(f)	Any other document, assurance or opinion that FGI may specify upon written notice to the Client prior to the Commencement Date.

6.	CONDITIONS SUBSEQUENT

FGI shall be entitled to make a reserve against Availability and/or suspend the making of further Prepayment or Advances pursuant to this Deed unless and until FGI confirms to the Client that FGI is satisfied with, or (as the case may be) the following have been received by FGI, or addressed in a form and substance satisfactory to FGI:

6.1

within 10 Business Days of the Commencement Date, confirmation that a letter has been sent to all Debtors that pay by BACS, CHAPS or other means of electronic transmission, advising such Debtors to make payment to the Trust Account identified in paragraph 8(b)(i) (Payments) of schedule 2; and

6.2	within 5 Business Days of the Commencement Date, share certificates and a blank stock transfer form in respect of the Client.

6.3	within 10 Business Days of the Commencement Date, NVOCC agreements with each freight forwarder that holds Inventory for the Client;

6.4	within 10 Business Days of the Commencement Date, a distraint waiver from the warehouse operator of any property at which the Inventory is located; and

6.5	prior to any request by the Client for an Advance or a Prepayment, deposit account control agreements in relation to each account into which Remittances are to be paid.

7.	OPERATIONAL AND CONTINUING CONDITIONS

The Client undertakes to comply with the following conditions for so long as any moneys are outstanding or Facilities are available under this Deed.

7.1	Receivables Purchase Facility

The Parties agree that the Receivables Purchase Facility will be a Disclosed Receivables Purchase Facility in relation to all Debtors in accordance with paragraph 15 (Disclosed

Receivables Purchase Facility) of schedule 2.

7.2	Inventory

(a)	Eligible Inventory Formula

Subject always to the Inventory Facility Limit, Advances against Eligible Inventory shall be calculated in accordance with the following formula:

(i)	whichever is the lowest of:

(A)	the aggregate Net Orderly Liquidation Value of Eligible Inventory x 75 per cent;

(B)	aggregate value of Eligible Inventory x 50 per cent; or

(C)	aggregate Notified Value of Outstanding Approved Receivables x100 per cent;

(ii)	less, the aggregate value (from time to time) of Inventory Reserves,

where items (i)(A) and (B) above shall each be valued on the basis of the Client’s detailed listing of Inventory duly approved by FGI in its discretion, and item (i)(C) above shall be valued by FGI by reference to the accounts maintained in its books, in the name of the Client, for the purposes of the Receivables Purchase Facility.

8.	FEES AND EXPENSES

8.1	Audit Fee

£1,000 per man day (plus costs and expenses reasonably incurred)

8.2	CHAPS fee

£35.00

8.3	Discount

The greater of:

(a)	5.50 per cent per annum; or

(b)	5.00 per cent above the Applicable Rate.

8.4	Early Termination Fee

Calculated in accordance with paragraph 5(b) (Early Termination Fee) of schedule 1

8.5	Closing Fee

US$100,000, being 1.00 per cent of the Global Limit.

8.6	Non-Utilisation Fee Percentage

The percentage rate per annum to be used to calculate the Non-Utilisation Fee (in accordance with paragraph 5(c) (Non-Utilisation Fee) of schedule 1).

8.7	Collateral Management Fee

0.37 per cent charged on a fixed monthly basis, calculated and payable in accordance with paragraph 7(b) (Collateral Management Fee) of schedule 2 and paragraph 3(b) (Interest and fees) of schedule 3.

8.8	Misdirected Payment Fee

In relation to a Receivable, 15 per cent of its Notified Value

8.9	Interest on Inventory Payment Account

The greater of:

(a)	6.50 per cent per annum; or

(b)	6.00 per cent above the Applicable Rate.

SCHEDULE 1

Common terms

1.	Introduction

This schedule 1 sets out the definitions and the terms that are intended by the parties to apply and be incorporated into the Receivables Purchase Facility and/or the Inventory Facility (as the context so permits).

2.	Definitions and Interpretation

(a)	Definitions

In this Deed and its schedules, unless the context otherwise requires:

“Accession Deed” means a document substantially in the form set out in schedule 9 (Form of Accession Deed);

“Account” means any account operated by FGI in its books for the Client in accordance with the terms of any Finance Document;

“Additional Security Obligor” means a company which becomes a Security Obligor in accordance with clause 31 (Additional Security Obligors).

“Administrator” means any person appointed under schedule B1 to the Insolvency Act 1986 to manage the Client’s or a Security Obligor’s affairs, business and property;

“Advance” means an advance made or to be made by FGI pursuant to the Inventory Facility and “Advances” shall be construed accordingly;

“Agency Termination Fee” means 5% of the aggregate Notified Value of (i) Outstanding Receivables, as at the date of termination of the agency under paragraph 8(a)(iii) (Collection of Receivables) of schedule 2, and (ii) all Receivables Notified after that date;

“Annual Renewal Period” means each period of twelve months following the expiry of the Minimum Period;

“Applicable Accounting Principles” means generally accepted accounting principles in the United States of America;

“Applicable Rate” means for the purposes of calculating Discount and/or Interest, 90 day US LIBOR as published by the Wall Street Journal, Money Rates Section from time to time;

“Approved Currencies” means the currencies detailed at clause 3(e) (General Particulars) and “Approved Currency” shall be construed accordingly;

“Approved Receivable” means a Receivable in respect of which all warranties, representations, covenants and undertakings have been complied with by the Client, which is not in excess of any Limit and which is not a Disapproved Receivable, and “Approved” and “Approval” shall be construed accordingly;

“Associate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Audit Fee” means the audit fee payable by the Client and calculated on the basis detailed at clause 8.1 (Fees and Expenses) and from time to time in relation to any third party costs;

“Auditors” means such firm of chartered accountants or other authorised body of good professional standing retained by the Client and/or the Group and who are satisfactory to FGI (acting reasonably);

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Availability” means, in relation to the Receivables Purchase Facility only (and without prejudice to any Limits), the maximum aggregate amount from time to time of additional or further monies capable of being advanced by FGI to the Client on account of the Purchase Price, being the lower of:

(i)

the amount calculated by applying the Prepayment Percentage to the aggregate Notified Value of Outstanding Approved Receivables (being the balance for the time being standing to the credit of the Receivables Purchased Account); and

(ii)	the Receivables Purchase Facility Limit,

less, in either such case, Funds In Use at that time;

“Availability Period” means in relation to the Inventory Facility only, the period from the Commencement Date and ending on whichever is the earlier to occur of (a) the termination of this Deed and (b) the date upon which all Advances under the Inventory Facility are repaid in advance of their due date for payment for whatever reason;

“BACS” means a payment effected by Bankers’ Automated Clearing Services;

“Borrowing Base Certificate” means a certificate in the form required by FGI setting out the Inventory of the Client and identifying all Eligible Inventory;

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open for business in London and New York;

“Canadian Guarantee” means the Canadian law dated on or around the date of this Deed and granted by Ontario in favour of FGI.

“Canadian Security Agreement” means the Canadian law security agreement dated on or around the date of this Deed between FGI and Ontario.

“Change of Control” means any person or group of persons acting in concert gaining direct or indirect control of the Parent. For the purposes of this definition:

(i)	“control” of the Parent means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of the Parent; or

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(3)	give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; and/or

(B)

the holding beneficially of more than 50 per cent of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(ii)

“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition, directly or indirectly, of shares in the Parent by any of them to obtain or consolidate control of the Parent;

“CHAPS” means a payment effected by Clearing House Automated Payment System;

“CHAPS Fee” means the fee payable by the Client in relation to any CHAPS payment (or payment by such other electronic means), as detailed at clause 8.2 (Fees and Expenses) and from time to time in relation to any third party fees;

“Closing Fee” means the fee payable in the amount set out in clause 8.5 (Closing Fee) in accordance with paragraph 5(a) (Closing Fee) of schedule 1;

“Collateral” means, in relation to the Client and/or any Security Obligor, all property and assets, whether real or personal, tangible or intangible, in which the Client and/or such Security Obligor may, at any time, have any right, title or interest;

“Collateral Management Fee” means a fee payable by the Client, calculated at the rate per calendar month initially detailed at clause 8.7 (Fees and Expenses), in accordance with paragraph 7(b) (Collateral Management Fee) of schedule 2;

“Collateral Reporting and Monitoring Requirements” means the reporting and monitoring requirements of FGI in relation to the Eligible Inventory from time to time;

“Collection Account” means each of:

(a)	for payments in GBP:

Account:	########

Sort Code:	##-##-##

Bank address:	ING Bank N.V., London Branch, 60 London Wall, London EC2M 5TQ

(a)	for payments in Euro:

Account:	##########

Sort Code:	########

Bank address:	ING Bank Deutschland AG, Hahnstrasse 49, 60528 Frankfurt am Main, Germany

“Collection Date” means, in relation to a Receivable, no later than the forth Business Day immediately following the date on which FGI identifies a Remittance received by it as being referable to the Client;

“Commencement Date” means the date of this Deed

“Commercial Particulars” means the particulars detailed at clause 4.1 (Receivables Purchase Facility) inclusive;

“Confidential Information” means all information relating to the Parent, the Client, the Group, the Finance Documents or the Facilities of which FGI becomes aware in its capacity as a lender or under, the Finance Documents or the Facilities from either:

(a)	any member of the Group or any of its advisers; or

(b)	directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by FGI of Clause 24 (Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)

is known by FGI before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by FGI after that date, from a source which is, as far as FGI is aware, unconnected with the Group and which, in either case, as far as FGI is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

“Confidentiality Undertaking” means a confidentiality undertaking in any form agreed between the Parent and FGI;

“Credit Party” means the Parent, the Client, and the Security Obligors (or any one or more of them as the context may admit or require) and “Credit Party” shall be construed accordingly;

“Debenture” means the guarantee and debenture entered into between the Client and FGI on or around the Commencement Date;

“Debtor” means any person, including anybody of persons corporate or unincorporated, incurring any payment obligation to the Client (whether under a present, future or prospective Supply Contract or otherwise) and where the context so permits the person having the duty to administer the Debtor’s estate upon death or Insolvency;

“Debtor Concentration” means the permitted maximum aggregate Notified Value of Outstanding Receivables of a single Debtor at any time and from time to time, expressed as a percentage of all Outstanding Receivables at that time, initially as specified in clause 4.1(e) (Commercial Particulars);

“Default” means any event which may become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default;

“Default Rate” means the rate which is two per cent per annum above the Interest Rate;

“Delivered” means, subject to the terms of the relevant Supply Contract, full performance of the Supply Contract (or any relevant or applicable part of the Supply Contract) including, in the case of goods, their despatch to, or to the order of, the Debtor, or their readiness for collection by the Debtor, and, in the case of services, the performance in full of all relevant obligations under the Supply Contract (or any relevant or applicable part of the Supply Contract);

“Dilution” means for any period of time the percentage obtained by dividing (a) the aggregate amount of credit notes, discounts and other downward adjustments to the original invoiced price of Inventory sold or services rendered by the Client during such period, by (b) the gross amount of Remittances for such period, all as determined by FGI;

“Dilution Percentage” means the percentage specified at clause 4.1 (Receivables Purchase Facility) or such higher or lower percentage as FGI may agree with the Client or such lower percentage that FGI may from time to time determine and notify to the Client upon the occurrence of an Event of Default or whilst an Event of Default is continuing

“Disapproved Receivable” means a Receivable (including a Receivable previously designated as an Approved Receivable) which FGI designates as not being, or no longer being, an Approved Receivable in accordance with paragraph 5 (Disapproved Receivables) of schedule 2 and “Disapproved” and shall be construed accordingly;

“Disclosed Receivables Purchase Facility” means the facility which, if applicable, is more particularly described at clause 7.1 (Operational and continuing conditions) and paragraph 15 (Disclosed Receivables Purchase Facility) of schedule 2;

“Discount” means the charge for Prepayments (if any) made by FGI calculated in the manner prescribed by paragraph 7(a)(Discount) of schedule 2 and at the rate initially specified at clause 8.3 (Fees and Expenses);

“Early Termination Fee” means the fee payable by the Client to FGI, calculated in accordance with paragraph 5(b) (Early Termination Fee) of this schedule 1, being amount specified in clause 0 (Fees and Expenses);

“Eligible Inventory” means all unsold finished goods legally and beneficially owned by the Client with full title guarantee, to the extent the same are:

(i)	not slow-moving or obsolete;

(ii)	unsold and undamaged;

(iii)	not subject to any Security Interest (other than in favour of FGI);

(iv)	in the case of finished goods, in a current marketable condition and readily saleable at prices no less than the lower of cost or market value,

(v)	fully insured by the Client against loss or damage; and

(vi)	located in premises or locations owned or leased by the Client in the United Kingdom, which have been agreed by FGI in accordance with paragraph 6(b) (Storage of Inventory) of schedule 3,

but excluding (1) all raw materials and work in progress whatsoever and (2) any such finished goods of the Client which:

(i)	is in transit and subject to customs duties and/or for which the Client does not hold title to such Inventory;

(ii)	has been sold or Delivered to Debtors or is sold on a consignment basis; or

(iii)	is subject to landlord’s liens, unpaid vendor’s liens, trade finance liens or any other rights in favour of creditors or are the subject of reservation of title rights in favour of any third party; or

(iv)	is aged, obsolete or slow-moving; or

(v)	does not fall within the security held by FGI; or

(vi)	is in a location not agreed with FGI; or

(vii)	is packaging; or

(viii)	is damaged or of unsuitable quality for sale or not fit for purpose; or

(ix)	is subject to a trade finance lien or customs duties; or

(x)	is on consignment or subject to any conditional delivery to the Client; or

(xi)	has been returned by any Debtor; or

(xii)	has a value in excess of any applicable insurance limit,

and which FGI may from time to time notify to the Client as being eligible for inclusion within the Eligible Inventory Formula;

“Eligible Inventory Formula” means the formula detailed at clause 7.2(a) (Inventory Facility) as the same may be varied from time to time by FGI by notice in writing to the Client;

“Encumbrancer” means any person (other than FGI) having a Security Interest over any Receivable or Collateral;

“Event of Default” means any of the circumstances detailed at paragraph 12(a) of this schedule 1;

“Excluded Receivable” means any Receivable that is described as such in clause 6 (Conditions subsequent)

“Export Receivable” means a Receivable created under a Supply Contract governed by English law, expressed in an Approved Currency, and evidenced by an Invoice addressed to a Debtor outside the United Kingdom;

“Facilities” means the Receivables Purchase Facility and the Inventory Facility and “Facility” shall mean any one or more of them as the context shall admit or require;

“Finance Documents” means this Deed, the Security Documents, any Landlord’s Waiver and any other agreement, deed, notice, document or certificate entered into from time to time in connection therewith from time to time or designated by FGI as being a Finance Document;

“Financial Indebtedness” means any indebtedness (without double counting) for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with applicable GAAP, be treated as a finance or capital lease;

(e)	receivables sold, assigned or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under applicable GAAP);

(f)

any treasury transaction (and, when calculating the value of that treasury transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that treasury transaction, that amount) shall be taken into account);

(g)

any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity other than the Client which liability would fall within one of the other paragraphs of this definition or (ii) any liabilities of the Client relating to any post-retirement benefit scheme;

(h)	any amount raised by the issue of redeemable shares;

(i)	any amount of any liability under an advance or deferred purchase agreement that is due and owing;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above;

“Financial Information” means any financial information required to be delivered to FGI pursuant to paragraph 10(b) (Provision of Financial Information) of this schedule 1;

“Financial Records”means, in relation to the Collateral all of the Client’s or any Security Obligor’s rights to:

(i)

any ledger, computer data, records, documents, disks, electronic data or machine-readable material on or by which the financial or other information pertaining to Collateral is recorded or evidenced; and

(ii)	any equipment necessary for reading or amending the same;

“Financial Statements”means the financial statements in relation to the Client and/or any member of the Group (as the case may be) referred to in paragraph 10(b) (Provision of Financial Information) of this schedule 1 and any other correspondence, information, commentary or opinion arising from or relating to such financial information whether to or by the Auditors, or otherwise;

“Financial Year” means any period of 12 calendar months ending 31 March;

“Funds In Use” means, at any time, in relation to the Receivables Purchase Facility only, the aggregate amount of:

(i)	the debit balance (if any) on the Funds In Use Account, calculated by aggregating all amounts debited to the Funds In Use Account; and

(ii)	any debit balance then standing on the Reserve Account in accordance with paragraph 6(c)(iii) (Reserve Account) of schedule 2;

“Funds In Use Account” means in relation to the Receivables Purchase Facility, the account maintained by FGI in its books, in the name of the Client, for the purpose of recording Prepayments made by FGI to the Client;

“FX Unlimited” means FX Unlimited, Inc., a Delaware corporation.

“Global Limit” means the amount specified at clause 3(d) (General Particulars) or such other amount as may be agreed in writing between FGI and the Client from time to time;

“Group” means each of the Client, the Security Obligors and any of their Holding Companies or Subsidiaries;

“Holding Company” of a company or corporation means any company or corporation of which the first-mentioned company or corporation is a Subsidiary;

“Increased Cost” arises for the purposes of this Deed where, as a result of any Regulatory Change (a) the rate of return of FGI under this Deed or on the overall capital of FGI is reduced, or (b) an additional or increased cost is incurred or suffered by FGI or (c) any amount due and payable to FGI in connection with the funding of this Deed and/or any Security Document is reduced, in each case to the extent that it is attributable to FGI having entered into this Deed or any other arrangement for funding or performing its obligations under this Deed;

“Insolvency Proceedings” means, in relation to any person (and for the purposes of this definition “person” shall include a partnership):

(i)	a distress, attachment, execution, sequestration, diligence or other legal process is levied, enforced or sued out on or against all or any part of the assets of that person;

(ii)

any corporate action or other steps are taken or legal or other proceedings are started for its winding-up, dissolution or reorganisation other than for the purposes of a bona fide, solvent scheme of reconstruction or amalgamation previously approved in writing by FGI (other than a petition for winding-up which the Client or any Security Obligor has satisfied FGI, acting reasonably, is vexatious, groundless or an abuse of process and the Client or relevant Security Obligor has taken steps within seven days of the petition being presented to restrain the petitioner from advertising the petition, such petition has not been advertised and which in any event has been discharged within 14 days of the petition being presented);

(iii)	any petition or proposal is presented or a meeting is convened with a view to a composition, assignment or arrangement with any creditors of that person; or

(iv)	a meeting of that person is convened for the purpose of considering any resolution for its winding-up or for its administration or any such resolution is passed; or

(v)	a notice of intention to appoint an Administrator being given by any person or an Administrator being appointed; or

(vi)	any person presents a petition for the administration of a person; or

(vii)	an order for the administration or bankruptcy of that person is made; or

(viii)	a moratorium pursuant to section 1A of and schedule A1 to the Insolvency Act 1986 or pursuant to paragraph 1A of schedule 1 to the Insolvent Partnerships Order 1994 is established; or

(ix)	anything analogous to the events referred to in paragraphs (i) to (viii) above occurs under the laws of any applicable jurisdiction.

A person is “Insolvent” if:

(i)	it is, or is deemed for the purposes of any law to be, unable to pay its debts or to be insolvent, or admits its inability to pay its debts as they fall due; or

(ii)

it ceases to trade or notifies the Client or FGI of its intention to cease to trade or the Client or FGI otherwise becomes aware of such intention through a source reasonably considered to be reliable; or

(iii)	it is subject to Insolvency Proceedings;

and “Insolvency” shall be construed accordingly;

“Interest” means such amounts calculated by reference to the Interest Rates;

“Interest Rate” means the rate initially specified at clause 8.9 (Interest on Inventory Payment Account) charged on outstanding Advances, which Interest shall be debited to the Inventory Payment Account on or about the last Business Day of each calendar month;

“Inventory” means raw materials, work in progress and finished goods, being the stock-in-trade of the Client;

“Inventory Facility” means the loan facility relating to the financing of Inventory more particularly described at clause 4.2 (Inventory Facility);

“Inventory Facility Advance Date” means the Business Day on which the Client requests that an Advance be made by FGI in accordance with paragraph 2(a) (Requests for Advances) of schedule 3;

“Inventory Facility Limit” means the financial limit specified at clause 4.2(a) (Commercial Particulars) being the aggregate maximum amount of outstanding Advances pursuant to the Inventory Facility at any time;

“Inventory Insurances” means those policies of insurance (if any) required to be maintained by the Client in accordance with paragraph 6(i) (Insurance) of schedule 3;

“Inventory Payment Account” means the account maintained by FGI in its books, in connection with the Inventory Facility, in the name of the Client;

“Inventory Payment Account Balance” means the debit balance on the Inventory Payment Account from time to time;

“Inventory Reserves” means, at any time, an amount equal to the aggregate at such time of:

(i)

Preferential Creditors including, for the avoidance of doubt, the prescribed part of realisations under a floating charge over the Client’s net property that would be made available for the satisfaction of the Client’s unsecured creditors pursuant to section 176A of the Insolvency Act 1986;

(ii)

an amount estimated by FGI (acting reasonably) as being necessary to reflect third party claims against assets of the Client ranking or which may rank pari passu with or prior to the claims of FGI under the Finance Documents;

(iii)

(in the absence of a Landlord’s Waiver) an amount equal to one quarter’s rent payable by the Client (and accrued interest if any) in relation to any leased or rented premises, or any other locations owned by third parties, where Inventory is located from time to time;

(iv)	an amount equal to such outstanding fees (and accrued interest if any) payable by the Client to any third party carrier of Inventory if payment of such sums is not made by the Client on its due date;

(v)	an amount equal to all and any due but unpaid Inventory Insurance premiums (and other costs connected thereto if any) if payment of such sums is not made by the Client on its due date; and

(vi)	any amount payable under the Inventory Insurances in respect of which FGI is not noted as first loss payee from time to time;

(vii)	such amounts as FGI shall determine and advise to the Client from time to time.

“Inventory Return Amount” means the amount initially specified at clause 4.2(b) (Commercial Particulars);

“Invoice” means the original sales invoice in respect of a Receivable issued by the Client to a Debtor;

“Landlord Waiver” means a waiver granted by the landlord of any leasehold property occupied by the Client waiving any rights of distraint over the assets of the Client held at that location;

“Latest Projections” comprises the financial information more particularly described at paragraph 10(b)(iii) (Latest Projections) of this schedule 1;

“Legal Reservations” means the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

“Limits” means the Global Limit, the Receivables Purchase Facility Limit, the Inventory Facility Limit and the Debtor Concentration and “Limit” shall be construed accordingly;

“Loss” means all and any losses, costs, claims, expenses (including legal expenses on an indemnity basis), actions, damages, demands and interest;

“Mad Catz (France)” means Mad Catz S.A.S, a société par actions simplifiée incorporated in France;

“Mad Catz (Germany)” means Mad Catz GmbH incorporated under the laws of Germany;

“Mad Catz Interactive (Asia)” means Mad Catz Interactive (Asia) Limited a limited liability company incorporated under the laws of Hong Kong;

“Mad Catz (US)” means Mad Catz, Inc. a Delaware corporation.

“Management Accounts” means, at any time, the then latest unaudited monthly management accounts of the Client required to be delivered to FGI pursuant to paragraph 10(b)(ii) (Management Accounts) of this schedule 1 (to comprise a profit and loss account, a balance sheet and, if requested, a cashflow statement);

“Material Adverse Effect” means any event or circumstance which, in the opinion of FGI, is reasonably likely to:

(i)	adversely affect the ability of a Client or a Security Obligor to perform its payment obligations under any of the Finance Documents;

(ii)	have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Group taken as a whole; or

(iii)

adversely affect the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of the Finance Documents or the rights or remedies of FGI under any of the Finance Documents;

“Minimum Period” means the period described at clause 3 (General Particulars);

“Misdirected Payment Fee” means the fee payable in accordance with clause 8.8 (Misdirected Payment Fee);

“Monitoring Fee” means a fee payable by the Client to FGI each month in a sum to be reasonably determined by FGI to compensate FGI for the additional management time and workload incurred by FGI whilst an Event of Default is continuing;

“Net Orderly Liquidation Value” means, in relation to Eligible Inventory, its net realisable value, adjusted to take account of a special assumption of a marketing period as specified by FGI;

“Non-Utilisation Fee” means the fee payable in accordance with paragraph 5(c) (Non-Utilisation Fee) of this schedule 1 calculated by reference to the percentage specified at clause 8.6 (Fees and Expenses);

“Non-Utilisation Percentage” means the percentage rate per annum that is to be used to calculate the Non-Utilisation Fee (in accordance with paragraph 5(c) (Non-Utilisation Fee) of schedule 1, such percentage rate to be equal to the sum of the Discount and the annualised Collateral Management Fee percentage);

“Notice Period” means the period described at clause 3 (General Particulars);

“Notification” means the notification of a Receivable by the Client to FGI pursuant to paragraph 4 (Notification of Receivables) of schedule 2 or a credit note pursuant to paragraph (i) (Credit notes) of schedule 2 and “Notified” and “Notify” shall be construed accordingly;

“Notified Value” means the full value of each Receivable as represented in a Notification (including any applicable Tax and before any discount for prompt payment, or otherwise);

“Ontario” means 1328158 Ontario, Inc. incorporated under the laws of Canada.

“Outstanding” means, in relation to any Receivable, that such Receivable remains unpaid and has not been Reassigned;

“Parent” means Mad Catz Interactive, Inc.;

“Party” means a party to this Deed;

“Permitted Credit Period” means the period specified at clause 4.1(g) (Commercial Particulars) or such other period as may be agreed between FGI and the Client;

“Permitted Financial Indebtedness” means:

(a)

Financial Indebtedness of the Parent, Ontario and Mad Catz (US) to NewStar Business Credit provided that (i) such Financial Indebtedness is at all times subject to a deed of priority between NewStar Business Credit and FGI and (ii) neither the Client, Mad Ctaz (France) or Mad Catz (Germany) shall incur any Financial Indebtedness under such arrangements;

(b)

Financial Indebtedness under finance or capital leases of office equipment provided that the aggregate value of all such items so leased under outstanding leases by the Client does not exceed USD 100,000 (or its equivalent in other currencies) at any time;

“Permitted Security” means Security Interests granted by the Parent, Ontario and Mad Catz (US) to NewStar Business Credit provided that (i) such Security Interests are at all times subject to a deed of priority between NewStar Business Credit and FGI and (ii) none of the Client, Mad Ctaz (France) or Mad Catz (Germany) shall grant any such Security Interests without the prior written consent of FGI;

“Permitted Territories” means the territories detailed at clause 3(f) (General Particulars) and “Permitted Territory” shall be construed accordingly;

“Preferential Creditors” means any sums which may become due to any person which, in the reasonable opinion of FGI, may be entitled to receive payment out of floating charge realisations in priority to FGI;

“Prepayment” means a payment made by FGI to the Client on account of the Purchase Price of an Approved Receivable, calculated by reference to the Prepayment Percentage;

“Prepayment Percentage” means the percentage of the Notified Value of each Approved Receivable, which is initially the percentage specified at clause 4 (Commercial Particulars) or such higher or lower percentage as FGI may agree with the Client, or such lower percentage that FGI may from time to time determine and notify to the Client upon or whilst an Event of Default is continuing;

“Purchase and Prepayment Statement” means a statement of the credit and debit balances on the Receivables Purchased Account, the Funds In Use Account and the Reserve Account;

“Purchase Price” means the amount payable by FGI to the Client for each Approved Receivable, calculated in accordance with paragraph 6(b) (Calculation of Purchase Price) of schedule 2;

“Quasi-Security” means any arrangement by any member of the Group to:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset

“Reassignment” means the transfer of ownership of a Receivable from FGI to the Client and “Reassigned” shall be construed accordingly;

“Receivable” means an account receivable arising under a Supply Contract or other financial obligation due or owing to the Client under a Supply Contract (including, in each case, any Tax payable by the Debtor), and where the context so admits shall include a part of an account receivable;

“Receivables Purchased Account” means, in relation to the Receivables Purchase Facility, the account maintained by FGI in its books, in the name of the Client, for recording the Notified Value of Receivables;

“Receivables Purchase Facility” means the Facility relating to the purchase of accounts receivable more particularly described at clause 4.1 (Receivables Purchase Facility);

“Receivables Purchase Facility Limit” means the facility limit initially specified at clause 4.1(a) (Commercial Particulars) or such other financial limit as may be agreed by FGI from time to time for this purpose;

“Recourse” means the right of FGI to require the Client to repurchase a Receivable (together with its Related Rights) at its Repurchase Price or such lesser amount as FGI may require;

“Regulatory Change” means any change after the date of this Deed in, or in the interpretation, administration or application of, or the introduction after the date of this Deed of, any law, double taxation treaty or regulation including any law or regulation relating to taxation, capital adequacy, liquidity, reserve assets, cash ratio or special deposit requirements or any other form of banking supervision or monetary control or any published practice or concession of any relevant taxation authority;

“Related Rights” means, in relation to a Receivable:

(i)	other than rights relating to ownership of goods, any rights of the Client as an unpaid vendor or provider of services under the Supply Contract giving rise to a Receivable;

(ii)	the benefit of all insurances;

(iii)	all negotiable and non-negotiable instruments, all securities, bonds guarantees and indemnities;

(iv)	the Financial Records;

(v)	any security interests securing the Receivables,

(vi)	all collections and rights to collection on the Receivables; and

(vii)	all other proceeds thereof;

“Relevant Jurisdiction” means, in relation to the Client or a Security Obligor:

(i)	its jurisdiction of incorporation;

(ii)	any jurisdiction where any asset subject to or intended to be subject to the Security Documents to be created by it is situated; and

(iii)	any jurisdiction where it conducts its business;

“Remittance” means cash, cheques, bills of exchange, negotiable or non-negotiable instruments, letters of credit, electronic payments, BACS, CHAPS, and any other remittance or instrument of payment in whatever form received by FGI or the Client in and towards discharge of a Receivable;

“Repurchase Price” means, in respect of a Receivable in respect of which FGI has Recourse as provided in paragraph 5(c) (Recourse) of schedule 2, an amount equal to any Outstanding Prepayments, Discount and other fees and charges as set out in this Deed in relation to such Receivable;

“Required Reserve Amount” means the amount determined by FGI to be equal to the value of the Reserves, any Disapproved Receivable, Discount and any fees payable in accordance with this Deed;

“Reserve Account” means in relation to the Receivables Purchase Facility, the account maintained by FGI in its books, in the name of the Client, for the purpose of recording the Required Reserve Amount and payments to be made in accordance with this Deed;

“Reserves” means any amount for which the Client may be obligated to FGI at any time, whether under the terms of this Deed, or otherwise, including but not limited to the payment or repayment of amounts outstanding, any Losses sustained by FGI as a result of the Client’s breach of any representation or warranty herein or of any other provision hereof (whether intentional or unintentional), any adjustments due and any attorneys’ fees, costs and disbursements due, including, but not limited to, reasonably anticipated claims or to adequately satisfy reasonably anticipated obligations the Client may owe FGI;

“Sanctioned Territory” means any country which is subject to a financial sanctions regime or has been designated as a sanctions target by any of the European Union, Office of Foreign Asset Control, the United Nations, the United Kingdom and/or other domestic regimes;

“Security Documents” means any security agreements for the time being securing (directly or indirectly) or creating an Security Interest over all or any of the Client’s and any Security Obligors’ obligations under the Finance Documents and/or all or any obligations (present or future, actual or contingent) of the Client or any Security Obligors to FGI, including (but not limited to) the Debenture, the US Guaranty, US Patent, Copyright and Trademark Security Agreement, the Canadian Guarantee and the Canadian Security Agreement;

“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, trust, trust arrangement for the purposes of providing security, assignment, assignment by way of security, tracing or other equitable right, or:

(i)	any other agreement or arrangement having the effect of conferring security (including any such interest arising under or in connection with any letter of credit);

(ii)	any other security interest of any kind or preferring any obligation of any person; or

(iii)	any other guarantee, indemnity, warranty, agreement or arrangement having the effect of conferring security;

“Security Obligors” means the Original Security Obligor and any Additional Security Obligor and “Security Obligor” shall mean any one or more of them as the context may require;

“Shortfall” means, in relation to a Receivable, the amount (if any) by which the sums received or recovered by FGI for that Receivable are less than its Notified Value;

“Sterling” and “£” means the lawful currency of the United Kingdom;

“Subsidiary” of a company or corporation means any company or corporation:

(i)	which is controlled, directly or indirectly by the first-mentioned company or corporation; or

(ii)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(iii)	which is a subsidiary of another subsidiary of the first mentioned company or corporation;

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

“Supply Contract” means a contract between the Client and a Debtor for the supply of goods or the provision of services.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Transfer Date” means initially, the Commencement Date and thereafter, each following Business Day;

“Trust Account” means any bank account referable to the Client, mandated in favour of and otherwise controlled by FGI and/or declared in trust for FGI and/or blocked and/or the subject of an automatic sweep of credit balances to any account of FGI, and which the Client has no right, title or interest in or to any balance standing from time to time to the credit thereof;

“Unencumbered” means not subject to a Security Interest or any other interest (including reservation of ownership) affecting the relevant Group Company’s absolute and unfettered ownership;

“United Kingdom” means Great Britain and Northern Ireland, but excluding the Channel Islands and the Isle of Man;

“US Dollars” and “US$” means the lawful currency of the United States of America.

“US Guaranty” means the US law guaranty dated on or around the date of this Deed granted by Mad Catz (US) and Mad Catz Interactive (Asia) in favour of FGI.

“US Patent, Copyright and Trademark Security Agreement” means the US law patent, copyright and trademark agreement dated on or around the date of this Deed between FGI and each of Mad Catz (US), the Parent and Mad Catz Interactive (Asia).

“US Payoff Letter” means the US law payoff letter dated on or around the date of this Deed between (inter alia), Client, certain members of the Group and Wells Fargo Bank, N.A

(b)	Interpretation

(i)	Unless a contrary intention appears, a reference in this Deed to:

(A)	a “Receivable” includes a reference to any part of a Receivable;

(B)

“FGI”, the “Client”, any “Security Obligor”, any “Party” or any other person shall be construed so as to include its and any subsequent successors assigns and transferees in accordance with their respective interests;

(C)

a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as varied, amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time (however fundamentally and even if any of the same increases the obligations of any member of the Group or provides for further advances);

(D)	“assets” includes any present and future properties, revenues and rights of every description and includes uncalled capital;

(E)

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next succeeding Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding Business Day provided that, if a period starts on the last Business Day in a calendar month or if there is not numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month;

(F)	“reasonable endeavours” includes payment by the relevant person of all its own and any third party’s reasonable costs, fees and expenses;

(G)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(H)	“Related Rights” does not include the transfer to FGI of any obligation to complete the relevant Supply Contract;

(I)	“repay” (or any derivative from thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative from thereof);

(J)	“VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

(K)	“including” or “includes” means including or includes without limitation;

(L)

the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business, including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

(M)

currency symbols “€” and “euros” denote the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty and “£” and “Sterling” denote the lawful currency of the United Kingdom;

(N)	a provision of law is a reference to that provision as amended or re-enacted;

(O)	the singular includes the plural and vice versa; and

(P)	a time of day is a reference to New York time.

(ii)

Where in connection with any legal jurisdiction outside England and Wales a word or phrase in this Deed has no precise counterpart, then this Deed shall be interpreted as if that word or phrase referred to the closest equivalent in the jurisdiction concerned.

(iii)	Section, clause schedule and paragraph headings are for ease of reference only and shall not affect the construction of this Deed.

(iv)	Unless otherwise stated, references to:

(A)	clauses are references to a clause in the main body of this Deed;

(B)	schedules are references to a schedule of and to this Deed; and

(C)	paragraphs are references to a paragraph of a schedule.

(v)	References to this Deed include its schedules.

(vi)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Deed.

(vii)

A Default is “continuing” if it has not been remedied or waived in writing and an Event of Default is “continuing” if it has not been waived in writing, in each case to the satisfaction of FGI. Any waiver given by FGI shall only apply to the specific occurrence of the specific event referred to in such waiver.

3.	Third Party Rights

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

4.	Grant of Facilities

FGI provides the following Facilities to the Client for (1) the repayment of existing indebtedness and (2) working capital and general corporate purposes permitted by this Deed:

(a)	Receivables Purchase Facility

(i)	Subject to the terms of this Deed and in particular schedule 2, FGI shall make available to the Client the Receivables Purchase Facility.

(ii)	The Receivables Purchase Facility includes any provisions set out at clauses 4.1 (Receivables Purchase Facility), 5 (Conditions Precedent) and 7.1 (Operational and continuing conditions).

(b)	Inventory Facility

(i)	Subject to the terms of this Deed and in particular schedule 3, FGI shall make available to the Client the Inventory Facility.

(ii)	The Inventory Facility including any of the provisions of clause 4.2 (Inventory Facility), any provisions completed at clauses 6 (Conditions subsequent) and 7 (Operational and continuing conditions).

(c)	Global Limit

At no time may the aggregate of:

(i)	all Funds In Use;

(ii)	the Inventory Payment Account Balance;

(iii)	all outstanding Advances, to the extent not covered by sub-paragraphs (i) and (ii) above;

(iv)	all unpaid but due and payable Discount; and

(v)	all accrued but due and payable Collateral Management Fees and any other fees and expenses arising pursuant to this Deed,

exceed the Global Limit.

(d)	Prepayments and Advances

FGI shall pay any Prepayments or Advances made under this Deed to the bank account the details of which are notified by the Client to FGI or such other bank account for the receipt of Prepayments or Advances, the details of which the Client may notify to FGI from time to time.

(e)	Client as Obligors’ agent

(i)	Each Security Obligor by its execution of this Deed irrevocably appoints the Client to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(A)

the Client on its behalf to supply all information concerning itself contemplated by this Deed to FGI and to give all notices and instructions, to execute on its behalf any deeds or documents required to be executed in connection with the Receivables Facility and/or any of the Facilities, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Security Obligor, notwithstanding that they may affect any Security Obligor, without further reference to or the consent of any Security Obligor; and

(B)	FGI to give any notice, demand or other communication to that Security Obligor pursuant to the Finance Documents to the Client,

and in each case the Security Obligor shall be bound as though the Security Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(ii)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Client or given to the Client under or in connection with any Finance Document on behalf of any Security Obligor or (whether or not known to any Security Obligor) shall be binding for all purposes on the relevant Security Obligor as if it had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Client and any Security Obligor, those of the Client shall prevail.

5.	Fees and expenses

(a)	Closing Fee

The Client shall pay the Closing Fee on the Commencement Date (or as otherwise agreed with FGI) and all other fees and expenses set out in clause 8.5 (Fees and Expenses) on the due date for payment and otherwise in accordance with the terms specified in this Deed.

(b)	Early Termination Fee

If this Deed is terminated for any reason prior to the expiry of the Minimum Period, or upon the occurrence of an Event of Default, the Client shall pay to FGI on the date that this Deed is terminated (the “Early Termination Date”) all and any sums whatsoever or howsoever unpaid but due and payable under this Deed together with the Early Termination Fee which,

(i)	if the Early Termination Date occurs prior to the first anniversary of the Commencement Date, the Early Termination Fee shall be an amount equal to three per cent of the Global Limit.

(ii)

if the Early Termination Date occurs after the first anniversary of the Commencement Date, but on or before the second anniversary of the Commencement Date, the Early Termination Fee shall be an amount equal to two per cent of the Global Limit; and

(iii)

if the Early Termination Date occurs after the second anniversary of the Commencement Date, but on or before the third anniversary of the Commencement Date, the Early Termination Fee shall be an amount equal to one per cent of the Global Limit.

(c)	Non-Utilisation Fee

The Non-Utilisation Fee shall be calculated monthly, commencing on the Commencement Date. FGI shall debit the Non-Utilisation Fee to the Reserve Account on the last Business Day of each calendar month in which it accrues.

The Non-Utilisation Fee shall be calculated in accordance with the following formula:

N% X - F= NUF

where:

N%	is the Non-Utilisation Fee Percentage;

F	the amount by which average Funds in Use are less than:

(A)	from 1st September to 31st December, US$2,000,000; and;

(B)	from 1st January to 31st August, US$1,000,000

NUF	is the Non-Utilisation Fee.

(d)	Audit Fee

The Client shall pay to FGI an Audit Fee following the exercise of FGI’s rights set out at paragraph 7(b) (Information and access) of this schedule 1 and paragraph 12(c)(xvii) (Instructions) of this schedule 1.

(e)	Monitoring Fee

The Client shall pay to FGI the Monitoring Fee whilst an Event of Default is continuing.

(f)	Agency Termination Fee

The Client shall pay to FGI the Agency Termination Fee following the exercise of FGI’s rights set out at paragraph 12(c) (Termination of agency) of schedule 1.

(g)	VAT

(i)

All fees and expenses to which FGI shall be entitled under the terms of this Deed shall be calculated inclusive of VAT (unless FGI determines otherwise). VAT shall be payable by the Client upon FGI making a VAT invoice available to the Client.

(ii)

The Client will comply with any directions given to it by FGI in relation to obtaining on FGI’s behalf any relief or refund of VAT included in any Receivable purchased by FGI under this Deed, to the extent that such relief or refund is available in the event of the Insolvency of the relevant Debtor.

6.	General warranties and representations

In addition to and without affecting any other warranty or representation given elsewhere in this Deed, the Client and each Security Obligor warrants on the Commencement Date, and so long as any moneys or Facilities are outstanding or available under this Deed, that:

(a)	Status

it is a limited liability company duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the power to own its property and assets and carry on its business as it is now being and will be conducted;

(b)	Power and authority

it has the full power to enter into and perform its obligations under the Finance Documents to which it is a party and has taken all necessary action (corporate or otherwise) to authorise the unconditional execution, delivery and performance of its obligations under each such document in accordance with their respective terms;

(c)	Authorisations

(i)	all Authorisations required or desirable:

(A)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(B)	to make the Finance Documents to which it is a party admissible in evidence in the Relevant Jurisdiction,

have been obtained or effected and are in full force and effect; and

(ii)

all Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect and any requirements thereof have been or will be at the appropriate time complied with or fulfilled where failure to effect such Authorisations has or is reasonably likely to have a Material Adverse Effect;

(d)	Binding obligations

Subject to the Legal Reservations, the Finance Documents constitute legal, valid, binding and enforceable obligations of the party thereto (other than FGI).

(e)	Non-violation

the entry into and performance of the Finance Documents and the transactions contemplated hereby and thereby do not and will not conflict with (i) any law or regulation or any official or judicial order, or (ii) its memorandum or articles of association; or (iii) any agreement or document to which it is a party or which is binding upon it or its Collateral where such conflict is has or is likely to have a Material Adverse Effect;

(f)	Prior disclosure

prior to the entry into of this Deed it has disclosed to FGI every fact or matter which it knows, or which it might reasonably expect, would influence FGI in any decision:

(i)	whether or not to enter into a Finance Document; or

(ii)	to accept any person as a guarantor or indemnifier for its obligations to FGI; or

(iii)	as to the terms of a Finance Document; or

(iv)	as to the making of any Prepayment or Advance;

(g)	Information

the Financial Records and other financial and other business information and documentation furnished by it to FGI pursuant to this Deed:

(i)

are and were (or shall be) when delivered, true and accurate in all material respects (in the case of factual information), and not misleading, based upon reasonable grounds, and honestly believed (in the case of opinions, forecasts and projections), and in all cases do not contain any misstatement or omit any material fact; and

(ii)	there has been no Change of Control or Material Adverse Effect since the delivery of such information to FGI;

(h)	Litigation

save as disclosed to FGI in writing, no litigation, arbitration or administrative proceeding or claim exists (or is current or pending or, to the best of its knowledge threatened against it) which might reasonably be expected to cause, by itself or together with any other such proceeding or claim, a Material Adverse Effect;

(i)	Good title to assets

it has a good, valid and marketable title to, or valid leases or licences of and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted;

(j)	Existing Security Interests

save as disclosed to and agreed by FGI in writing:

(i)

all of its Collateral is Unencumbered save in favour of FGI (or if subject to an Security Interest other than to FGI, is subject to intercreditor arrangements in a form and substance satisfactory to FGI); and

(ii)	no agreement is in place which could oblige it to create any Security Interest over its Collateral;

(k)	No default

it is not in breach or default under any contract affecting its assets or any agreement or arrangement or any statutory or legal requirement to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect and no Event of Default has occurred and is continuing;

(l)	Financial Statements

(i)

its Financial Statements were prepared in accordance with Applicable Accounting Principles and give a true and fair view (and accurate in all material respects) of its financial condition at the date as of which they were prepared and the results of its business and operations during the Financial Year (or, as the case may be, quarter) then ended and disclose or reserve against all material liabilities (contingent or otherwise) as at that date and all unrealised or anticipated losses from any commitment entered into by it and which existed on that date; and

(ii)

the Latest Projections represent a reasonable estimate of its future financial performance for the periods referred to in them and have been prepared on the basis of the stated assumptions, which it believes are fair and reasonable in the light of current and reasonably foreseeable business conditions;

(m)	Management Accounts

the Management Accounts were prepared in accordance with Applicable Accounting Principles which have been consistently applied (or if not consistently applied, such inconsistency has been notified to FGI in writing) and give a true and fair view in all material respects of its financial condition at the date as of which they were prepared and the results of its business and operations since the previous Management Accounts were prepared and delivered to FGI;

(n)	Tax

it has filed all tax returns and other reports required to be filed and has paid all Tax, rates and rent imposed on it or upon any of its Collateral when due and payable;

(o)	Deductions and withholdings

it is not required to make any deduction or withholding from any payment it may make under this Deed; and

(p)	Pari passu ranking

its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

7.	General covenants

Each Client and each Security Obligor shall perform and comply with the following covenants throughout the duration of this Deed.

(a)	Restrictions

No Client or Security Obligor shall without FGI’s prior written consent, such consent:

(i)	incur any Financial Indebtedness (except pursuant to this Deed or any Permitted Financial Indebtedness);

(ii)	create or permit to subsist any Security Interest or Quasi-Security Interest over any of its Receivables or Collateral (except pursuant to the Security Documents or any Permitted Security); or

(iii)	be a creditor in respect of any Financial Indebtedness or otherwise make credit (other than normal trade credit permitted pursuant to the terms of a Supply Contract) available to any person;

(iv)

sell, transfer, lease, lend or otherwise dispose of (whether by a single transaction or a number of transactions and whether related or not) the whole or any part of its interest in any Collateral except for the sale at full market value of stock in trade in the usual course of trading as conducted by the Client at the Commencement Date; or

(v)	trade under any business name or assumed name, other than those notified by writing in advance to FGI;

(vi)	do or omit to do anything which would cause a breach of the Security Documents; or

(vii)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

(b)	Information and access

The Client and each Security Obligor shall comply and (where necessary) procure compliance at all times with all the provisions contained within the Finance

Documents, and shall provide to FGI all such information and physical access to premises or locations owned or under the control of the Client or a Security Obligor as FGI may require from time to time, and each of the Client and any Security Obligor hereby grants an irrevocable licence to FGI for FGI (and any of its employees, servants or agents) to enter upon any premises or location owned or under the control or authority of the Client or the Security Obligor at any time during normal business hours following reasonable prior notice, other than following the occurrence of an Event of Default or a Default that is continuing when no such notice will be required, (at the Client’s or Security Obligor’s expense) for the purposes of the Finance Documents, for confirming and ensuring the compliance by FGI with the terms of the Finance Documents, and for the purposes of FGI’s assessment and monitoring from time to time as it may require of the location, state, nature, and value of any Collateral at that time, and for inspecting and/or taking copies of Financial Records.

(c)	Collateral Reporting and Monitoring Requirements

Each of the Client and Security Obligors shall comply with all the Collateral Reporting and Monitoring Requirements of FGI as respectively detailed in clause 7 (Operational and continuing conditions), schedule 2, (as the case may be) or such other requirements of FGI which FGI may notify in writing to the Client from time to time.

(d)	Notification of default

The Client shall promptly notify FGI if it becomes aware of the occurrence of any Event of Default or Default.

(e)	Distributions

Other than with the prior written consent of FGI in writing, dividend or other distribution may be declared, paid, or made upon or in respect of any shares or other securities of the Parent other than as permitted by this Deed or, provided no Default has occurred and is continuing, in relation to the intragroup loans disclosed in writing to FGI prior to the Commencement Date.

(f)	Repetition

Each of the general covenants in this paragraph 7 will be correct and complied with on each date on which a Prepayment or Advance is made or outstanding or any Facility and/or Facilities are available under this Deed.

8.	General undertakings

The Client and each Security Obligor shall perform and comply with the following undertakings throughout the duration of this Deed:

(a)	Authorisations

The Client and each Security Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	subject to the Legal Reservations, ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	Compliance with laws

Each Client and each Security Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would be reasonably likely to have a Material Adverse Effect.

(c)	Continuing disclosure

Without affecting the generality of paragraph 6(f) (Prior disclosure) of this schedule 1, the Client shall disclose promptly to FGI any event in relation to any actual or prospective Change of Control of the Client or any Security Obligor which the Client becomes aware of during the currency of this Deed.

(d)	Costs and expenses

The Client shall pay to FGI all costs and expenses (including administrative costs and legal fees) reasonably and properly incurred by FGI in entering into the Finance Documents (subject, for the avoidance of doubt, to the limitations set out in any fee indemnity letter) and in varying or enforcing their terms or in obtaining a release or waiver in respect of the matters referred to in paragraph 6(j) (Unencumbered Receivables) of this schedule 1.

(e)	Sale of business

Other than as permitted by the Finance Documents, neither the Client nor any Security Obligor shall transfer in whole or in part any of its business and assets to any other person, other than obsolete assets that are disposed of on arm’s length terms nor will it enter into any arrangements or agreements under which any other person issues Invoices in respect of the Client’s business or performs its obligations under any Supply Contract.

(f)	Restriction on dealings

The Client and each Security Obligor shall not charge, sell, discount, factor, dispose of or otherwise deal with its Receivables (other than with FGI) without the prior written consent of FGI.

(g)	Insolvency Regulation

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the Client and each Security Obligor hereby:

(i)

declares that its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction; and

(ii)	undertakes that it will not change its centre of main interest without the prior written consent of FGI.

(h)	Change in Financial Year

The Client shall advise FGI if it changes its Financial Year for any reason.

(i)	Applicable Accounting Principles

The Client shall ensure that each set of Financial Statements and Management Accounts delivered to FGI in accordance with paragraph 10(b) (Provision of Financial Information) of this schedule 1 is prepared using Applicable Accounting Principles, unless in relation to any set of Financial Statements the Client notifies FGI that there has been a change in Applicable Accounting Principles and the Auditors deliver to FGI:

(i)	a description of any change necessary for such Financial Statements to reflect Applicable Accounting Principles; and

(ii)

sufficient information, in form and substance as may be reasonably required by FGI, to enable FGI to determine whether paragraph 6(m) (Financial Statements) of this schedule 1 has been complied with and make an accurate comparison between the financial position represented in such Financial Statements and previous Financial Statements.

(j)	Cessation or change of business

The Client shall advise FGI of any intention to cease carrying on the business or any material change to the nature of the business (described at clause 4.1 (Receivables Purchase Facility)), carried on as at the Commencement Date.

(k)	Conduct of business

The Client and each Security Obligor shall conduct and carry on its business in a proper and efficient manner and keep or cause or procure to be kept proper books of account and not make any material alteration in the nature or mode of conduct of any such business.

(l)	Insurance

(i)

Without prejudice to any particular requirements of FGI, the Client and each Security Obligor shall maintain product and public liability insurances and such other insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(ii)	All insurances must be with reputable independent insurance companies or underwriters.

(m)	Additional Group companies

The Client and each Security Obligor shall procure that a Security Interest is granted to FGI over or affecting any asset of any company which becomes a member of the Group after the Commencement Date.

(n)	FX Unlimited

The Client shall not (and shall each procure no member of the Group shall):

(i)	lend or otherwise transfer any funds to FX Unlimited; or

(ii)	transfer cash or any other asset to FX Unlimited; or

(iii)	permit any Security Interest to be granted in respect of FX Unlimited.

9.	Increased costs

The Client shall within 3 Business Days of a demand by FGI, pay for the account of FGI the amount of any Increased Costs incurred by FGI or any of its Associates as a result of a Regulatory Change made after the date of this Deed, and if it is or becomes contrary to any law or regulation for FGI to make available the Receivables Purchase Facility and/or the Facilities under this Deed, FGI may at any time notify the Client in writing that all Receivables (including any previously classified Approved Receivables) shall become Disapproved Receivables and require the Client to pay to FGI the aggregate Repurchase Price in relation to all and any Outstanding Receivables (together with accrued Discount and Collateral Management Fees) and repay the Inventory Payment Account Balance (together with any accrued Interest) and all other sums (howsoever arising), then or thereafter due, owing or incurred to FGI under the Finance Documents.

10.	Financial information

(a)	Books and records

The Client shall maintain at all times, books, records and accounts which are complete and correct in all material respects and in relation to which timely entries are made of their transactions in accordance with Applicable Accounting Records.

(b)	Provision of Financial Information

The Client undertakes to deliver to FGI:

(i)	Financial Statements

the Financial Statements for each Financial Year as soon as the same become available, but in any event within 120 days of the expiry of that Financial Year;

(ii)	Management Accounts

the Management Accounts as soon as the same become available, but in any event within 30 days after the end of each calendar month to which such Management Accounts relate;

(iii)	Latest Projections

the projected balance sheets, anticipated capital expenditure, statements of income and expense and statements of cash flow for the Group as at the end of and for each calendar month of such Financial Year, no later than 30 days after the beginning of each Financial Year; and

(iv)	Other information

upon reasonable notice, such other information about the business, operations and financial condition of the Group as FGI may reasonably require from time to time.

(c)	Compliance certificate

The Client undertakes to deliver to FGI, together with the financial statements delivered under paragraphs 10(b)(i) and 10(b)(ii) of this schedule 1, a certificate signed by an officer of the Client confirming that no Event of Default has occurred or (as the case may be) setting out the details of any Event of Default that has occurred and the steps being taken to remedy the same.

11.	Indemnity

(a)	General indemnity

The Client hereby agrees to indemnify FGI on demand on a full indemnity basis (whether or not FGI has made a Prepayment and/or an Advance) against Loss sustained, suffered or incurred by FGI in relation to any breach by the Client of any representation, warranty, covenant or undertaking made or given to FGI in this Deed, other than to the extent that such Loss is the result of FGI’s gross negligence or wilful misconduct.

(b)	Specific indemnities

The Client and each Security Obligor also hereby agrees to indemnify FGI against any Loss sustained, suffered or incurred by FGI in relation to:

(i)	any act or omission of the Client or any Security Obligor;

(ii)

in connection with the negotiation, operation, variation or enforcement of the Finance Documents (including reasonably and properly incurred legal fees, charges, disbursements, survey and valuation fees, expenses, and VAT);

(iii)	the release of Receivables from Security Interests;

(iv)	dealing with disputes by Debtors;

(v)

issuing proceedings to collect Receivables (including all costs, interest and disbursements payable to any third party arising from claims or proceedings) or otherwise enforcing or attempting to enforce payment and collection of all and any Receivables and in settling or compromising any dispute or claim (whether justified or not) by a Debtor;

(vi)	all claims, actions and demands made by any Debtor against FGI and all reasonably and properly incurred costs, Interest and expenses arising therefrom;

(vii)	a Shortfall;

(viii)	any stamp, documentary, registration, and other similar duties or Tax in connection with the Finance Documents;

(ix)	converting any currency to a different currency, in accordance with the terms of this Deed; or

(x)	any of the fees and expenses detailed in clause 8 (Fees and Expenses),

and if a Client or Security Obligor fails to pay when due any of the amounts contemplated by this paragraph 11 of this schedule 1 FGI shall be entitled to debit such amounts to any account of the Client with FGI.

(c)	Bank charges

FGI shall be entitled to debit to the Reserve Account: all bank charges and costs and expenses incurred by FGI in relation to any account to which it directs that any payments by Debtors shall be credited.

12.	Default

(a)	Events of Default

Each of the events set out below is an Event of Default:

(i)	Breach of trust

the Client is in breach of any of the provisions of paragraphs 8(b)(i) to (iii) inclusive (Payments) of schedule 2 and such breach is not remedied within 2 Business Days of the Client becoming aware of such breach or the date upon which FGI has notified the Client of such breach (whichever is the earlier);

(ii)	Non-payment

the Client or Security Obligor does not pay any sum due from it under any Finance Document, in the currency, at the time, and in the manner specified in the relevant Finance Document, other than where such failure to pay is caused by an administrative or technical error and payment is made within 2 Business Days of its due date or the date upon which FGI has notified the Client or any Security Obligor of such breach (whichever is the earlier);

(iii)	Breach of representation

any representation, warranty, covenant or undertaking made or deemed to be repeated by a Client or any Security Obligor in any Finance Document or in any document delivered pursuant to it is not complied with in any respect which FGI considers material or is or proves to have been incorrect or misleading when made or deemed to be repeated

(iv)	Breach of general undertakings

the Client or any Security Obligor fails duly to perform or comply with any obligation expressed to be assumed by it in paragraphs 8 (General undertakings) and 10 (Financial information) of this schedule 1 and such failure (if capable of remedy) is not remedied within 5 Business Days of the Client becoming aware of such breach or the date upon which FGI has notified the Client of such breach (whichever is the earlier);

(v)	Breach of other obligations

the Client or any Security Obligor fails duly to perform or comply with any other obligation expressed to be assumed by it in any of the Finance Documents (not otherwise expressly specified in this paragraph 12(a) (Events of Default) of this schedule 1) and such failure (if capable of remedy) is not remedied within 5 Business Days of the Client or any Security Obligor becoming aware of such breach or the date upon which FGI has notified the Client of such breach (whichever is the earlier) or if any such Finance Document shall terminate (other than in accordance with its terms or with the written consent of FGI) or become void or unenforceable;

(vi)	Cross-default

any Financial Indebtedness is not paid when due or are declared to be or otherwise becomes due and payable prior to their specified maturity or any creditor of the Client or Security Obligor becomes entitled to declare any such indebtedness due and payable prior to its specified maturity provided that no Event of Default shall have occurred under this paragraph 12(vi) if the aggregate amount of Financial Indebtedness falling within this paragraph 12(vi) is less than US$250,000;

(vii)	Insolvency

the Client or any Security Obligor becomes Insolvent or subject to Insolvency Proceedings;

(viii)	Security Interest enforceable

any Security Interest or Quasi-Security on or over the Collateral of the Client or any Security Obligor becomes enforceable and any step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken to enforce that Security Interest or Quasi-Security;

(ix)	Expropriation

all or any material part of the shares or Collateral of the Client or any Security Obligor is seized, compulsorily acquired, nationalised or otherwise expropriated or custody or control of the same being vested in it by any public authority or any court of competent jurisdiction at the instance of any public authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

(x)	Termination of any guarantee

any guarantee of any amounts due and payable under any of the Finance Documents shall be terminated, revoked or declared void or invalid;

(xi)	Incapacity of any guarantor

the occurrence of the events referred to or similar to those referred to at paragraphs 12(a)(viii) to 12(a)(ix) (inclusive) of this schedule 1 arising in relation to any surety, guarantor or indemnifier of the obligations of the Client arising under the Finance Documents;

(xii)	Judgements

one or more final judgments for the payment of money aggregating in excess of £100,000 (whether or not covered by insurance) shall be rendered against the Client or any Security Obligor and the Client or relevant Security Obligor fails to discharge the same within 7 Business Days from the date of entry thereof or to appeal therefrom;

(xiii)	Loss of Collateral

any loss, theft, damage or destruction of any item or items of the Collateral occurs or any attachment, seizure, distress, lien or other claim is made or asserted against any item or items of the Collateral which in the opinion of FGI (A) materially and adversely affects or is reasonably likely to affect the operation of the Client’s business or the ownership or other rights of the Client in the Collateral or the Client’s use of the Collateral or (B) is material in amount and/or value and is not adequately covered by insurance;

(xiv)	Cessation of business

the Client ceases carrying on the business or the nature of the business carried on as at the Commencement Date;

(xv)	Absence of Notifications

the Client fails to deliver any Notification for a period in excess of 10 Business Days;

(xvi)	Illegality

it is or will become unlawful for the Client or any Security Obligor to perform or comply with any of its obligations under any Finance Document or any such obligation is not or ceases to be legal, valid and binding;

(xvii)	Repudiation

the Client or any Security Obligor repudiates or does or causes to be done anything evidencing an intention to repudiate any Finance Document;

(xviii)	Invalidity

the Finance Documents do not come into, or cease to be in, full force and effect or are not for any reason valid and binding upon and enforceable in all respects against the Client or any Security Obligor;

(xix)	Material Adverse Effect

there occurs a Material Adverse Effect;

(xx)	Change of Control

there occurs a Change of Control;

(xxi)	Qualification of Financial Statements

any Auditor qualifies their report on the audited Financial Statements of the Client (and/or any audited consolidated financial statements) in any way whatsoever (except where the qualification is of a technical nature and the remedy for the matter giving rise to the qualification will have no effect on the results of the relevant company for the period to which such Financial Statements relate or on the consolidated financial position of the Group as at the end of such period); or

(xxii)	Withdrawal of waiver

any Encumbrancer, having waived or released its rights to any Receivable, withdraws or attempts to withdraw such waiver of release or otherwise asserts any interest adverse to FGI in any of Receivables vested in FGI; or

(xxiii)	Operational covenants

there occurs in relation to any operational covenant (as detailed in 6 (Operational and continuing conditions)) four separate breaches during any 12-month rolling period whether such breaches have been remedied to the satisfaction of FGI or otherwise.

(b)	Repeated breaches

If the same Event of Default has occurred on four separate occasions during any rolling 12-month period (having been duly remedied or waived on each occasion), a cure period for remedying the next occurrence of such Event of Default occurring within the relevant 12-month rolling period will only be available if FGI so permits in its sole discretion.

(c)	Consequences of Default

Upon or at any time following an Event of Default which is continuing, FGI:

(i)	No Prepayment or Advance

shall be under no obligation to make an Prepayment or make an Advance to the Client; and/or

(ii)	Right of Recourse

shall have the right of immediate Recourse in respect of all Outstanding Receivables but so that the ownership of any such Receivables shall not vest effectively in the Client until the Repurchase Price of all such Receivables has been received by FGI; and/or

(iii)	Prepayment Percentage

may reduce the Prepayment Percentage (including to zero); and/or

(iv)	Funds In Use

may demand immediate payment of all Funds In Use and all and any other sums due from the Client or any Security Obligors pursuant to this Deed; and/or

(v)	Increase Discount

may increase the Discount subsisting at that time by three percentage points (which the Client and FGI agree is an acceptable increase to compensate FGI for its increased risk in such circumstances); and/or

(vi)	Default Rate

may determine that Interest shall accrue at the Default Rate; and/or

(vii)	Disapproved Receivables

may designate previously Approved Receivables as Disapproved and designate Receivables which are subsequently Notified as Disapproved Receivables; and/or

(viii)	Termination of agency

may terminate the agency detailed at paragraph 8(a)(ii) (Collection) of schedule 2 and exercise all rights arising in relation to the termination of such agency; and/or

(ix)	Loss

may debit any account of the Client held with FGI with the amount of any Loss (including, for the avoidance of doubt, the cost of all time expended by FGI in protecting or enforcing FGI’s rights and interests acquired pursuant to the Finance Documents) as a consequence of the occurrence of such Event of Default; and/or

(x)	Fees and charges

may debit any account with the amount of fees which FGI would have earned under paragraph 5(b) and third party charges incurred by FGI had such rights not arisen (or where such fees and charges are incapable of precise calculation, FGI’s reasonable estimate of such fees and charges calculated in a reasonable manner consistent with the performance and forecasts of the Client prior to the occurrence of such Event of Default); and/or

(xi)	Set-off

may exercise all and any rights of set-off and/or combination and consolidation of all and any of the accounts of the Client held with FGI; and/or

(xii)	Notice of assignment

may give, or may require that the Client shall immediately give, notice to each Debtor of the purchase by and assignment to FGI of Receivables, in such form and manner as FGI may direct; and/or

(xiii)	Security Documents

may take any steps to enforce the Security Documents or any guarantee or indemnity of the Client’s or Security Obligor’s obligations arising under the Finance Documents granted in FGI’s favour; and/or

(xiv)	Outstanding Advances

may by written notice declare all and any outstanding Advances in relation to all or any of the Facilities to be due and payable on demand or on any date specified by FGI in such notice, whereupon such Advances shall become so due and payable on demand or on such date (as the case may be), together with all and any other sums owed by the Client under or pursuant to this Deed and/or (as the case may be) subject to such alternative repayment arrangements; and/or

(xv)	Instructions

may instruct, at the Client’s expense, such persons as FGI considers appropriate to undertake at any time and with or without notice an investigation, inspection and analysis of the Receivables and/or the Collateral whether at any of the Client’s premises, locations or otherwise; and/or

(xvi)	Auditors

may require the Client to procure, at its own expense, that the Client’s Auditors (or such other persons as FGI may request) report directly to FGI on any matters relating to the financial affairs of the Client; and/or

(xvii)	Monitoring Fee

may charge the Monitoring Fee; and/or

(xviii)	Termination

may terminate this Deed (although shall not be obliged to do so).

(d)	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by FGI are prima facie evidence of the matters to which they relate.

(e)	Certification

The Client and each Security Obligor agrees to be bound by a certificate (except as to manifest error, or errors in law) signed by an authorised signatory of FGI as to the amount of any Loss whether actual or contingent referred to in paragraph 12(c)(ix) (Loss) of this schedule 1 and the fees and charges referred to in clause 8 (Fees and

Expenses) and/or the amount at any time owed by the Client or any Security Obligor to FGI or vice versa, howsoever arising.

(f)	No effect

Unless specifically provided to the contrary, termination of this Deed shall neither affect the rights and obligations of any party in relation to Receivables or Collateral which are in existence on the date of termination nor the continued calculation of the Discount in relation to Receivables or Interest in relation to Advances against Eligible Inventory. Such rights and obligations shall remain in full force and effect until duly extinguished.

13.	Interest

(a)	Accrual of Interest and other sums

Without prejudice to paragraph 13(c) (Default Rate) of this schedule 1, any Interest, Discount commission or fee accruing under a Finance Document shall accrue from day to day (including the day on which an Advance is drawn), and shall be computed on the basis of a 360-day year and the number of days elapsed.

(b)	Debiting of Interest

(i)

Accrued Interest shall be debited to the relevant Account monthly although the Client and FGI agree that for administrative convenience all Interest payable in respect of the Inventory Payment Account Balance may be debited by FGI to the Reserve Account at such time.

(ii)	FGI reserves the right to require actual payment of all Interest by cheque drawn by the Client or such other form of remittance as FGI may from time to time specify.

(iii)	FGI may compound unpaid Interest with monthly rests at such times as FGI shall consider appropriate

(c)	Default Rate

If the Client fails to pay any amount due in relation to the Facilities on its due date, the Client shall be liable (if FGI so requires) for Interest on such amount from the date of such default until the date of actual payment (as well as after as before judgment or demand) at the Default Rate in substitution for the liability for Interest on such defaulted amount at the Interest Rate. Such Interest shall be payable on demand and, to the extent not actually paid, shall be compounded monthly in arrears and debited to the Reserve Account and shall be payable before as well as after any judgment.

(d)	No penalty

FGI and the Client agree that the Default Rate represents a genuine pre-estimate of FGI’s additional administrative and funding and other costs, loss and increased risk and is not a penalty.

14.	Currencies

(a)	Currency of account

Except as otherwise expressly provided in this Deed, US Dollars is the currency of account and payment for any sum due from the Client to FGI in respect of the Facilities.

(b)	Conversion

Except as otherwise expressly provided in this Deed, all monies received or held by FGI under this Deed may be converted from their existing currency into US Dollars at the spot rate of exchange of FGI’s bankers for US Dollars as at the date of such conversion. FGI shall have no liability to the Client in respect of any loss resulting from any fluctuation in exchange rates after any such conversion.

(c)	Currency indemnity

No payment to FGI (whether under any judgment or court order or in the liquidation, administration or dissolution of the Client or otherwise) shall discharge the obligation or liability of the Client in respect of which it was made, unless and until FGI shall have received payment in full in the currency in which the obligation or liability was incurred or (if different) is expressed to be payable and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency, FGI shall have a further separate cause of action against the Client.

15.	Variation

Except as otherwise expressly provided for in this Deed, no variation of this Deed shall be valid unless it is in writing and signed on behalf of the Client by an officer or, in the case of FGI, by an authorised signatory, and for the avoidance of doubt may not be effected by electronic communication.

16.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

17.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of FGI, any right or remedy under the Finance Documents, shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

18.	Amendments and waivers

Any provision of a Finance Document may be amended only if the parties thereto so agree in writing and any breach of a Finance Document may be waived before or after it occurs only if FGI so agrees in writing. A waiver given or consent granted by FGI under a Finance

Document will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

19.	Reliance

FGI shall be entitled to rely upon any act done or document signed or any electronic mail or facsimile or oral communication sent by any person purporting to act, sign, send or make on behalf of the Client despite any defect in or absence of authority vested in such person.

20.	Disclosure

FGI may supply a copy of this Deed or any variation of it to any party having security over the Client’s Collateral.

21.	Set-off

(a)	Unfettered rights

(i)	In addition to any right of set-off or other similar right to which FGI may be entitled in law:

(A)	FGI may at any time and without notice to the Client combine and consolidate all or any of the Accounts; and

(B)

FGI may (but shall not be obliged to) set off any obligation (contingent or otherwise under the Finance Documents or which has been assigned to FGI) against any obligation (whether or not matured) owed by FGI to the Client, regardless of the place of payment, booking branch or currency of either obligation.

(ii)	If the obligations are in different currencies, FGI may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(iii)	If either obligation is unliquidated or unascertained, FGI may set off in an amount estimated by it in good faith to be the amount of that obligation.

(b)	Restricted rights

The Client’s obligations to FGI shall continue without any right of set-off or counterclaim by the Client against FGI until all monies due to FGI hereunder have been discharged in full.

(c)	Client payments

The Client will make all payments due under this Deed in full without set-off, retention or counterclaim whatsoever and howsoever arising, free and clear of deductions or withholdings on the due date to such account of FGI as FGI may specify from time to time.

(d)	Deduction or withholding

If the Client is compelled by law to make any deduction or withholding from any sum payable to FGI under this Deed, the Client shall immediately pay to FGI such additional amount as shall be required to ensure that FGI shall receive in aggregate the amount it would have received but for such deduction or withholding.

22.	Authority to contact bank

The Client irrevocably:

(a)

authorises FGI to provide the Client’s bankers (including for this purpose any bank with which the Client has or has had an account), accountants and/or auditors with, and to obtain from the Client’s bankers, accountants and/or auditors such information about its business, assets, financial condition or the operation of this Deed as FGI or they may require;

(b)	authorises its bankers, accountants and auditors to provide FGI with such information as it may require; and

(c)	authorises FGI to obtain from Debtors their consent to the taking of references from their bankers.

23.	Confidentiality

The contents of any report (whether written or oral) prepared by or on behalf of FGI for the purposes of FGI considering whether or not to permit any drawing under or to continue the Receivables Purchase Facility and/or the Facilities shall remain confidential and shall not be available to the Client for any reason or purpose (save for any requirement of law) in whole or in part and whether in original or copy form.

24.	Confidential Information

(a)

FGI agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 25 below, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

(b)	FGI may disclose:

(i)

to any of its Associates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as FGI shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (b) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(ii)	to any person:

(1)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents, to any of that person’s Associates, representatives and professional advisers;

(2)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Credit Parties and to any of that person’s Associates, representatives and professional advisers;

(3)

appointed by FGI or by a person to whom paragraph (b)(ii)(1) or (b)(ii)(2) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(4)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(ii)(1) or (b)(ii)(2) above;

(5)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(6)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or

(c)	with the consent of the Parent,

in each case, such Confidential Information as FGI shall consider appropriate if:

(d)

in relation to paragraphs (b)(ii)(1), (b)(ii)(2) or (b)(ii)(3) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(e)

in relation to paragraph (b)(ii)(4) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(f)

in relation to paragraphs (b)(ii)(5) and (b)(ii)(6) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of FGI, it is not practicable so to do in the circumstances.

25.	Notices

(a)	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

(b)	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below or any substitute address, fax number or department or officer as one Party may notify to the other Party by not less than five Business Days’ notice.

(c)	Delivery

(i)	Subject to paragraph 24(c)(ii) below, any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(A)	if by way of fax, when received in legible form; or

(B)	if by way of letter, when it has been left at the relevant address or five Business Days following the day on which it was despatched by first class mail postage prepaid,

and, if a particular department or officer is specified with the execution of any Party below, if addressed to that department or officer.

(ii)

Any communication or document to be made or delivered to FGI will be effective only when actually received by FGI and then only if it is expressly marked for the attention of the department or officer identified with the execution of FGI below (or any substitute department or officer as FGI shall specify for this purpose).

(d)	Electronic communication

(i)

Save where stated to the contrary, any communication to be made between the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, and the Parties agree:

(A)	that, unless and until notified to the contrary, this is to be an accepted form of communication;

(B)	to notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(C)	to notify each other of any change to their address or any other such information supplied by them.

(ii)	Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by the Client to FGI only if it is addressed in such a manner as FGI shall specify for this purpose.

(e)	English language

(i)	Any notice given under or in connection with any Finance Document must be in English.

(ii)	All other documents provided under or in connection with any Finance Document must be:

(A)	in English; or

(B)

if not in English, and if so required by FGI, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

26.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterparts were on a single copy of the Finance Document.

27.	Assignment and Agency

(a)

The Client and/or the Security Obligors shall not be entitled to assign, novate, charge or declare a trust over any of its rights or delegate any of its obligations under this Deed without the prior written consent of FGI.

(b)

FGI may assign or transfer all or any part of its rights under this Deed. The Client shall, immediately upon being requested to do so by FGI, enter into such documents as may be necessary or desirable to effect such assignment or transfer.

(c)	FGI may at its sole discretion and at the Client’s expense, appoint an agent in respect of any aspect of this Deed and any other Finance Document.

28.	Syndication/Sub-Participation

The Client and the Security Obligors undertake to assist and co-operate with FGI in any syndication, sub-participation, sale or transfer of FGI’s interest in the Finance Documents in such manner and to such extent as the FGI may from time to time reasonably require, therewith.

29.	Publicity

(a)

The Client and the Security Obligors shall consent (such consent not to be unreasonably withheld) to any reasonable request from FGI to publicise details of the transaction contemplated by the Finance Documents subject to receiving five Business Days’ notice of the details to be made public. Further, once any details have been made public in accordance with this paragraph 29, any further publicity relating to those details shall not require further consent from the Client.

(b)	The Client and the Security Obligors shall not publicise details of the transaction contemplated by the Finance Documents without first obtaining FGI’s written consent. For the avoidance of doubt, the Client may disclose details of the transaction contemplated by the Fianance documents to any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation.

30.	Exclusion of prior agreements

Other than the provisions of any fee indemnity letter, the terms of this Deed are the only terms agreed between FGI and the Client and the Security Obligors in relation to the matters referred to herein. All earlier agreements, warranties and representations, express or implied, oral or in writing, are hereby excluded.

31.	Additional Security Obligors

(a)	FGI may request (and the Client shall procure) that any member of the Group become a Security Obligor and grant such Security Interests as FGI may require.

(b)	A member of the Group shall become a Security Obligor if:

(i)	the Client and the proposed Security Obligor deliver to FGI a duly completed and executed Accession Deed; and

(ii)	FGI has received all of the documents and other evidence as it specifies in writing in relation to that Security Obligor, each in form and substance satisfactory to FGI.

32.	Governing Law

This Deed is governed by English law.

33.	Jurisdiction of English courts

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Without prejudice to any other mode of service allowed under any relevant law, each Security Obligor:

(i)

irrevocably appoints the Client as its agent for service of process in relation to any Dispute before the English courts in connection with any Finance Document, and the Client by its execution of this Deed, accepts that appointment; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Security Obligor of the process shall not invalidate the proceedings concerned.

(d)	This paragraph 33 is for the benefit of FGI only. As a result, FGI shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, FGI may take concurrent proceedings in any number of jurisdictions.

SCHEDULE 2

Receivables Purchase Facility

terms and conditions

1.	Introduction

This schedule 2 records the basis upon which the Client shall sell and FGI shall purchase Receivables.

2.	Assignment

(a)	By executing and delivering this Deed as a deed, the Client hereby assigns and transfers to FGI on a with-recourse basis all Receivables together with all Related Rights to such Receivables:

(i)	that are due and owing to the Client at the Commencement Date; and

(ii)	that are created after the Commencement Date, regardless of whether an Event of Default has occurred and/or is continuing.

(b)

Receivables assigned to FGI on the Commencement Date shall vest absolutely in FGI on the Commencement Date. Receivables created after the Commencement Date shall vest absolutely in FGI automatically upon such Receivables coming into existence without any further act on the part of either FGI or the Client.

(c)	In respect of each Receivable assigned or transferred to FGI pursuant to this Deed, the Client agrees that:

(i)

the benefit of any Related Rights to that Receivable is assigned and transferred to FGI at the same time as the Receivable to which that Related Right is connected to is assigned and transferred to FGI; and

(ii)

if, for any reason, title to or the benefit of that Receivable (or its Related Rights) fails to vest effectively in FGI, the Client will (A) take all necessary action to ensure that FGI has an effective first fixed charge over such Receivable; and (B) hold on trust for FGI (and separately from the Client’s own property) absolutely such Receivable and the proceeds of the same, howsoever such proceeds may arise.

3.	Perfection of Title

Legal assignment

If FGI so requires at any time, the Client will promptly and at its own expense:

(a)	execute, stamp (if appropriate) and deliver to FGI a written legal assignment of any Receivable and/or its Related Rights, in such form as FGI may require;

(b)	deliver to FGI any documents, deeds, instruments, policies, securities, records or data relating to any Receivable and/or its Related Rights; and/or

(c)

take any other action necessary to perfect the assignment or transfer to FGI of, or FGI’s title to, or the trust in FGI’s favour in relation to, any Receivable (and/or its Related Rights) and the proceeds of the same.

4.	Notification of Receivables

(a)	Notification

The Client must notify FGI of (A) all Receivables existing on the Commencement Date and (B) all Receivables that come into existence following the Commencement Date by delivering a Notification to FGI in such manner and format (including, but not limited to, delivery of a spreadsheet by authorised email or by entry of data via an online service) as FGI may direct from time to time:

(i)	clearly identifying and totalling Disapproved Receivables separately from other Receivables; and

(ii)

accompanied by such supporting evidence regarding the existence and value of each Receivable as FGI may require, including but not limited to a copy of the sales contract, purchase order and invoice for each Notified Receivable together with evidence of shipment, furnishing and or delivery of the relevant goods and/or services.

(b)	Timing of Notification

Notification shall be made as soon as the relevant goods have been Delivered or at any other time if so required by FGI. A Notification shall not include any Receivables previously Notified to FGI.

(c)	Separate Notification

If the Client is unable to give to FGI every one of the relevant warranties and undertakings referable to the Receivables contained in this schedule 2, then the Client shall Notify such Receivables to FGI separately from other Receivables and clearly state in the relevant Notification the reason for such separate Notification. All such Receivables shall be Disapproved Receivables.

5.	Disapproved Receivables

(a)	Disapproved Receivables

A Receivable will be a “Disapproved Receivables” for the purpose of this Deed:

(i)	if it is not evidenced by an Invoice or other documentary evidence satisfactory to FGI;

(ii)	if it arises out of a sale made by a Client to an Associate of a Client or to a person controlled by an Associate of a Client;

(iii)	if it is due or unpaid more than the earlier of one hundred and twenty (120) days after the original Invoice date or sixty (60) days from the date for payment of the Invoice;

(iv)	if any covenant, representation or warranty contained in this Deed with respect to such Receivable has been breached;

(v)	if the Debtor is subject to Insolvency Proceedings;

(vi)	if such Receivable is payable in stages or relates to tooling;

(vii)	if the sale to the Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(viii)

if the goods giving rise to such Receivable have not been Delivered to and accepted by the Debtor or the services giving rise to such Receivable have not been performed by the relevant Client and accepted by the Debtor or the Receivable otherwise does not represent a final sale;

(ix)	if the Receivable is subject to any defence, dispute, or counterclaim or the Receivable is contingent in any respect or for any reason;

(x)	if such Receivable would breach any Limit set out in this Deed;

(xi)	if any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(xii)	any Receivable in relation to which the Supply Contract contains warranties that are, in the opinion of FGI (acting reasonably) unduly onerous or oppressive on the Client;

(xiii)	if when aggregated with all other Outstanding Receivables of the relevant Debtor, such Receivables total 35% or more of all Outstanding Receivables;

(xiv)

if the Supply Contract or any other document related to such Receivable is not governed by the laws of England & Wales, France, Spain or such other law as FGI may approve in writing, and does not provide for the Debtor’s submission to the jurisdiction of the courts of England & Wales, France, Spain or such other jurisdiction as FGI may approve in writing;

(xv)	if such Receivable is owed by the Debtor acting in the capacity of a private individual;

(xvi)	if assignment of the Receivable is restricted or prohibited by the terms of such Receivable or by law;

(xvii)	if, pursuant to regulation, the proceeds of such Receivable would not become freely available; and

(xviii)	if such Receivable is not otherwise satisfactory to FGI as determined by FGI in the exercise of its discretion.

(b)	No Prepayments in respect of Disapproved Receivables

For the avoidance of doubt, FGI will have no obligation to make any Prepayment to the Client in respect of any Disapproved Receivable and may at any time debit to the Reserve Account a sum equivalent to any Disapproved Receivable previously purchased by FGI.

(c)	Recourse for Disapproved Receivables

(i)	FGI may require the Client, at any time after FGI has served a written notice (a “Repurchase Notice”) on the Client, to repurchase immediately any Disapproved Receivable.

(ii)	Each Repurchase Notice will set out in reasonable detail:

(1)	the description of each Receivable to be repurchased; and

(2)	the Repurchase Price applicable to each such Receivable.

(iii)

Until all the moneys payable by the Client under the relevant Repurchase Notice have been paid to FGI, the Receivables included in such notice and their respective Related Rights (together with any goods relating to them) will remain vested in FGI. FGI will, upon receiving payment of all such moneys and having FGI’s expenses paid by the Client, re-assign the relevant Receivables and their Related Rights (and the relevant goods, if any) to the Client, and may give or require the Client to give an accompanying notice to each relevant Debtor to that effect.

(iv)

After the ownership of any Receivable has re-vested in the Client under paragraph 5(c)(iii) of this schedule 2, FGI will pay to the Client with all sums subsequently received or recovered by FGI in relation to that Receivable, after deduction of any amounts then due and owing by the Client to FGI.

(d)	Re-Approval

FGI, acting in good faith, may re-Approve any Receivable that has been previously Disapproved.

6.	Purchase Price

(a)	Prepayment

(i)

Subject to the other provisions of this Deed and FGI’s rights of set-off, and provided no Event of Default has occurred or will occur as a result of making such Prepayment, FGI will make a Prepayment to the Client on account of the Purchase Price of each Receivable that is shown as Outstanding on the Receivables Purchased Account, up to an aggregate amount not exceeding the Availability.

(ii)	FGI will debit to the Funds In Use Account an amount equal to the amount of each Prepayment made to the Client.

(iii)

FGI will make Prepayments under paragraph 6(a)(i)above to an account of the Client (which must, unless FGI agrees otherwise in its absolute discretion, be an account in the Client’s name and maintained with a United Kingdom branch of any major bank or financial institution) by such method of transmission as FGI may approve from time to time.

(iv)

Without prejudice to paragraph 6(b)(v) of this Schedule 2, each Prepayment made by FGI to the Client will be denominated in the same currency as the Purchase Price of the Receivable to which it relates. It is the Client’s responsibility to ensure that the account to which such payment is to be transmitted under paragraph (iii) above is suitable for the receipt of funds in the relevant currency. FGI will not be liable for any loss or damage suffered by the Client in the event that the bank or other institution at which such account is maintained declines to accept a payment transmitted to it in that currency.

(b)	Calculation of Purchase Price

(i)

The Purchase Price of each Receivable, including its Related Rights, will be equivalent to the amount received by FGI towards the discharge of such Receivable (including any Tax according to the relevant Supply Contract), LESS the aggregate of:

(1)	Discount and Collateral Management Fees in respect of the Receivable;

(2)	any amount payable in respect of VAT or any other Tax;

(3)	any discount, commission, credit, set-off or other deduction allowed or allowable by the Client to the Debtor;

(4)	if that Receivable is payable other than in US Dollars, any charges for collecting and/or converting as appropriate in accordance with paragraph 13 (Foreign currency) of this schedule 2; and

(5)	such other adjustments as FGI is permitted to make in accordance with this Deed.

(ii)	The Purchase Price of a Receivable will be denominated in:

(1)	the same currency as the Receivable, if that currency is an Approved Currency; or

(2)	in any other case, such currency as FGI may agree.

(iii)	Discount and Collateral Management Fees will be denominated, calculated and applied in US Dollars unless FGI otherwise agrees.

(iv)	All other costs, charges and expenses will be denominated in the currency in which they arise unless otherwise expressly provided in this Deed or FGI otherwise agrees.

(v)

Where a sum is to be debited or credited to the Receivables Purchased Account, the Funds In Use Account or the Reserve Account, such sum shall be denominated in US Dollars, which will to the extent necessary for this purpose be computed by reference to the spot rate of exchange of FGI’s Bankers on the date of such debit or credit, but at its discretion FGI may provisionally apply the rate ruling on the date it receives the Notification relating to that Receivable, making such subsequent adjustments as may be necessary.

(c)	Payment mechanics and accounting

(i)	Notification

FGI shall credit the Notified Value of a Receivable to the Receivables Purchased Account. For administrative convenience, FGI may in its sole discretion credit the Notified Value of each Receivable to the Receivables Purchased Account prior to making any or all of the deductions specified in paragraph 6(b) (Calculation of Purchase Price), of this schedule 2 and may subsequently aggregate and debit such items at any time to the Reserve Account in accordance with this paragraph 7.

(ii)	Collection Date

Upon receipt of a Remittance, FGI shall credit an amount equal to the Remittance to the Reserve Account (and debit an equal amount to the Receivables Purchased Account) no later than the Collection Date. Any resulting balance standing to the credit of the Reserve Account shall, to the extent that it comprises the unpaid balance of the Purchase Price, be paid to the Client on a weekly basis, subject always to the terms of this Deed, and provided that payment of such balance shall not cause any Limit to be exceeded.

(iii)	Reserve Account

(A)	FGI shall be entitled in its sole discretion, to apply the Required Reserve Amount to the Reserve Account from time to time if FGI deems it necessary to do so in order to protect FGI’s interests.

(B)

If at any time, the balance standing to the credit of the Reserve Account is less than the Required Reserve Amount, the Client shall, on demand, make such payment into the Collection Account or Trust Account as is required to ensure that the credit balance on the Reserve Account is not less than the Required Reserve Amount.

(d)	Repayment

The Client shall immediately repay to FGI, upon FGI’s demand, any amount:

(i)	the payment of which is in excess of Availability; and/or

(ii)	the payment of which has caused any Limit to be exceeded; and/or

(iii)	the amount of any Prepayment in relation to an Approved Receivable where such Approved Receivable subsequently becomes designated as a Disapproved Receivable.

7.	Fees

(a)	Discount

For administrative convenience, the Discount to be deducted from the Notified Value of each Receivable will be calculated:

(i)	on the monthly weighted average amount of Funds In Use;

(ii)	by reference to the average Applicable Rate (to be calculated on the last day of the relevant calendar month) as published daily during that calendar month,

and will be debited to the Reserve Account on the last day of each calendar month.

(b)	Collateral Management Fees

The Collateral Management Fees will be calculated on the Notified Value of each Approved Receivable for each month (or part of a month) falling within the period beginning on the date the Approved Receivable is Notified and ending on the Collection Date for that Receivable, such calculation to be made as of the Collection Date.

(c)	Bank charges and fees

(i)	Any payment effected by FGI to the Client or at the request of the Client by CHAPS shall incur a CHAPS Fee.

(ii)	In addition, the Client shall pay to FGI on demand all bank commission and other charges and expenses incurred or payable by FGI in relation to this Deed and the arrangements contemplated in it.

(d)	Miscellaneous

If FGI provides services to a level of intensity which was not envisaged by it at the date of this Deed then, in addition to the fees referred to in this paragraph 7, FGI may make a reasonable charge upon the Client for all costs and expenses (including the cost of any administrative time and resulting loss of profit) for providing such services.

8.	Collection

(a)	Collection of Receivables

(i)

From the Commencement Date, FGI shall have the sole and exclusive right to collect and enforce payment of every Receivable other than Receivables sold back to the Client and the Client has no right to collect any Receivable (including any Disapproved Receivable ) unless FGI authorises the Client to do so in advance in writing.

(ii)

Without prejudice to FGI’s rights pursuant to paragraph 8(a)(i) above, and subject to paragraph 15 (Disclosed Receivables Purchase Facility) of this schedule 2 (if applicable), FGI hereby appoints the Client as the agent of FGI, until notice to the contrary and for the purpose of administering the accounts of Debtors and procuring the collection of Receivables for the benefit of FGI. The Client hereby accepts such appointment and undertakes:

(A)	to act promptly and efficiently in carrying out the tasks in relation to which it is FGI’s agent;

(B)	not to hold itself out as an agent of FGI for any other purpose;

(C)

to adhere to the debt collection procedures of the Client in force at, and notified to and approved by FGI, on or before the Commencement Date and to obtain the prior written consent of FGI to any proposed variations to such procedures.

(iii)	FGI may by notice to the Client withdraw the agency appointment made in paragraph 8(a)(ii) above and upon such withdrawal where an Event of

Default has occurred and is continuing, FGI shall be entitled to debit the Reserve Account with the Agency Termination Fee

(iv)

Any notice of assignment given to any Debtor following such withdrawal, shall state, inter alia, that the Receivable to which it relates has been purchased by and assigned to FGI and the Client undertakes:

(A)	in respect of every Receivable, to give such notice in the manner and form prescribed by FGI; and

(B)

to use all reasonable endeavours to ensure that each Debtor makes payment in accordance with such notice and, without affecting such obligation, at the Client’s own expense, to despatch a letter in terms stipulated by FGI to any Debtor ignoring such notice or any part thereof and to send to FGI a copy of each such letter.

(v)	If a Debtor disputes any Receivable in excess of US$40,000, either individually or in aggregate with all other disputes, the Client will:

(1)	notify FGI promptly of such dispute;

(2)	use all reasonable endeavours to settle the dispute, subject always to FGI’s rights under this paragraph 8(a) (Collection of Receivables); and

(3)	promptly perform all its continuing obligations to the relevant Debtor under the contract giving rise to that Receivable.

(vi)

The Client will assist FGI’s collection efforts, if FGI so requests, by promptly providing all information required for that purpose and the Client agrees that for collection purposes FGI may institute and conduct legal proceedings under FGI’s full control. The Client also agrees to co-operate in any such proceedings (including the giving of evidence) and agrees to be bound by anything done by FGI under this paragraph 8. Furthermore, the Client agrees, upon request of FGI, to initiate legal proceedings in their own name on behalf of FGI, and to act upon FGI’s instruction in that respect.

(b)	Payments

(i)

The Client shall ensure that it shall direct all its Debtors to make all payments in respect of Receivables owing by them to the Trust Account, the Collection Account or, if FGI in its sole discretion agrees (in writing), to such other account as directed by FGI (and not to any other bank account unless otherwise expressly agreed in writing by FGI that such other bank account is to be the Collection Account) and, in relation to any Collection Account, shall deliver to FGI a letter, signed by the Client in the form set out in schedule 8 (Form of notice to account bank), addressed to the bank or financial institution at which the Client maintains the Collection Account, instructing such bank or financial institution as to the disposition of Remittances received or to be received by it in purported settlement of any Receivable.

(ii)	If and to the extent that a Debtor makes any payment in respect of a Receivable other than to the Trust Account, the Collection Account or as directed by FGI, as the case may be (whether by way of making such payment to another account, by way of sending any cheque or other payment instrument directly to the Client, or in any other manner), the Client will notify FGI as soon as it becomes aware of the same and within one Business Days of becoming aware of the same:

(1)

transfer the full amount of such payment to the Trust Account or Collection Account as directed by FGI, as applicable, and (pending such transfer) hold the full amount of such payment on trust for FGI;

(2)	not otherwise deal with or dispose of such payment; and

(3)	direct the relevant Debtor to make all future payments in respect of Receivables to the Trust Account, the Collection Account or as directed by FGI, as applicable.

(iii)	The Client will immediately pass to FGI or, to any bank FGI directs, any payment a Debtor makes to the Client directly in respect of a Receivable and the Client agrees:

(1)

if it is necessary for any cheque or other payment instrument to be endorsed to enable FGI to receive payment, to endorse the same prior to its delivery to FGI and not to mark or endorse any such cheque or other payment instrument other than in favour of FGI (or as FGI may direct).

(2)	to hold any such payment it receives for a Receivable on trust for FGI until FGI receives it; and

(3)	not to bank any such payment for its own account.

(iv)

If payment of any amount to FGI is not made in accordance with paragraph 8(b)(iii) of this schedule 2 within 48 hours of receipt of the relevant amount by the Client, FGI shall be entitled to charge the Client a Misdirected Payment Fee. The provisions of this paragraph 8(b)(iv) are without prejudice to any other remedies that may be available to FGI at law.

(v)

If a Debtor makes a general payment either to FGI or to the Client without specifying which debts are covered by it then FGI shall apply it firstly against any Outstanding Receivables owed by that Debtor in chronological order, secondly against the discharge of the Client’s liability to FGI, if any, whether arising under this Deed or otherwise, and thirdly, any balance shall be paid as the Client wishes.

(c)	Credit notes

(i)

If FGI’s records show that a credit balance appears on any account with a Debtor, whether as a result of the issue of a credit note by the Client or otherwise, FGI may (and the Client authorises FGI to) pay that credit balance to the relevant Debtor and debit it to the Reserve Account. Pending any such payment by FGI to the relevant Debtor, that credit balance will constitute a contingent liability of the Client to FGI.

(ii)

FGI shall keep a permanent record on the Reserve Account showing all sums payable or paid to the Client, all payments received in relation to Receivables and all fees, expenses and other sums payable or paid by the Client under this Deed or otherwise. A copy of the Reserve Account shall be taken as undisputed evidence of the matters stated in it at the date of its preparation unless within fourteen (14) days from the publication of the same online, the Client notifies FGI in writing of any discrepancy.

9.	Online services

(a)

FGI shall provide the Client with online access via a secured website to information on the Receivables, the Purchase and Prepayment Statement and a reconciliation of the relationship relating to billing, collection and account maintenance such as aging, posting, error resolution, interest and fees payable hereunder, and mailing of statements in the ordinary course of FGI’s business.

(b)

All of the information provided on the online services shall be in a format, and in such detail, as FGI, in its sole and absolute discretion, deems appropriate. In the event of any dispute, FGI’s books and records shall be admissible in evidence, without objection, as prima facie evidence of the status of the Receivables, any non-vesting Receivables and the Reserve Account, unless the Client notifies FGI of any discrepancy in writing within 30 days of such information being made available to them.

(c)

Each statement, report, or accounting rendered or issued by FGI to the Client, if any, and all online information shall be deemed conclusively accurate and binding on the Client unless within fifteen (15) days after the date of issuance or posting of any information, the Client notifies FGI to the contrary by registered post, detailing the inaccuracies in such statement, report, or accounting, together with a statement of the correct amount.

(d)

FGI’s failure to provide, or the Client’s failure to receive, such online access shall not relieve the Client of any of its obligations under this Deed or the responsibility of the Client to request statements of account. If the Client does not make such a request, it shall be deemed to have agreed the amounts set out in FGI’s records.

10.	Credit balances

The client hereby authorises FGI to make payment to any Debtor or account or settlement of any credit balance appearing on its accounts in the records of FGI, whether such credit balance arrives from the issue of a credit note by the Client or otherwise. Until such payment shall be made by FGI any such credit balance shall be a contingent liability of the Client to FGI.

11.	Information relating to Receivables and Debtors

(a)	Provision of information

The Client agrees it will:

(i)	keep such accounting records as FGI may require in relation to its Receivables, in such format as FGI may specify;

(ii)	immediately following the purchase by FGI of any Receivable, make appropriate entries in its books of account, in accordance with generally accepted accounting principles where applicable, recording the sale of that Receivable and to ensure that in all such books of account and other records of the Client relating to the relevant Receivable, there are conspicuous notations that the Receivable has been sold to FGI;

(iii)	on the first Business Day of each week, the Client shall deliver to FGI, in a format approved by FGI:

(A)

a report of all Dilutions made during the previous week together with (i) such original or copy documentation as FGI may require, evidencing such credit note or other Dilution and (ii) either a cheque addressed to FGI for the amount of such returns and allowances or a credit memorandum confirming that such amounts are to be debited to the Reserve Account (for the avoidance of doubt, the amount of each credit note, allowance or discount notified to FGI under this paragraph 11(a)(iii)(A) will be treated as a reduction to the Purchase Price of the Receivable to which it relates and will be debited to the Reserve Account);

(B)	details of all Receivables subject to any offset or deduction, or where the Debtor is also a creditor or supplier of a Client or the Receivable is contingent in any respect or for any reason; and

(C)	for each Debtor, a weekly report in a form and substance satisfactory to FGI setting out all returns and allowances made during the previous week with respect to Notified Receivables.

(iv)	immediately notify FGI in writing of reclaimed, repossessed or returned Inventory, Debtors’ claims and disputes, and any other matters affecting any Receivables or Related Rights; and

(v)	promptly upon request, deliver to FGI:

(1)	a current listing of all open and unpaid accounts payable and Receivables; and

(2)	any other information concerning the Receivables that FGI may deem necessary from time to time.

(b)	Maintenance of information

If so required by FGI, the Client shall promptly:

(i)

deliver to FGI all and any proofs of delivery or other evidence of performance in full of the Client’s obligations under a Supply Contract (but the Client shall in any event maintain at all times all such proofs of delivery or evidence pending FGI’s request for sight of the same);

(ii)	use all reasonable endeavours to procure from any relevant debt collection agency engaged to collect Receivables subject to this Deed a written acknowledgement of FGI’s ownership of Receivables; and

(iii)	deliver to FGI a list of the names and addresses of all Debtors and/or copies of the statements issued by the Client to all Debtors.

(c)	Verification of Receivables

The Client shall permit FGI or its agents to verify with the Client’s Debtors, by sampling or such other means as FGI may deem appropriate, the existence and collectability of Receivables at any time.

12.	Receivable-specific warranties

(a)	Representations and warranties

The inclusion of any Receivable in a Notification (other than a Disapproved Receivable notified under paragraph 4(a)(i) of this schedule 2) shall be treated as a representation and warranty by the Client:

(i)	Payment obligation

Subject to the Legal Reservations, the Receivable is an existing, legal, valid, binding, undisputed and enforceable payment obligation, in the amount Notified, of the relevant Debtor which is capable of being assigned by the Client to FGI;

(ii)	Legal and beneficial owner

immediately prior to the assignment of the Receivable to FGI under this Deed, the Client is the legal and beneficial owner of the Receivable, which:

(1)	has not previously been Notified to FGI;

(2)	has not previously been sold or assigned to any person other than FGI;

(3)	is not subject to any Security Interest in favour of any person other than FGI; and

(4)	is not an interest-bearing Receivable, nor is it subject to any withholding tax;

(iii)	Title of FGI

FGI shall obtain a valid, binding and enforceable title to the full amount owing to the Client on the Receivable and all Related Rights included in the sale of the Receivable, and no supplier to the Client will retain title to any goods sold by the Client which are the subject matter of the Receivable;

(iv)	Supply Contract

the Supply Contract giving rise to the Receivable:

(1)	is valid, binding and enforceable against the Debtor;

(2)	has been made in the ordinary course of the Client’s business;

(3)	is governed by the laws of England, France, Spain or other law approved by FGI in writing, and provides for the Debtor’s submission to the jurisdiction of the English, Spanish or French courts;

(4)	contains no prohibition of assignment of the Receivable or any Related Rights to or by FGI;

(5)	is not subject to any consumer protection legislation under the laws of England.;

(6)	provides for payment in an Approved Currency

(7)	does not conflict with or breach any law applicable to the Client; and

(8)	is otherwise as approved by FGI;

(v)	No disputes, etc.

(1)

the Debtor is not in default of any sums due to the Client and the Client has no reason to believe that the Debtor will be unable to, or will not for any reason, pay the Receivable in full when it falls due;

(2)	to the Client’s knowledge, the Debtor will pay the full amount of each Receivable within the Permitted Credit Period;

(3)	it has taken all reasonable steps to ascertain the creditworthiness of the Debtor prior to the delivery of goods or the rendering of services under the Supply Contract; and

(4)

the Debtor has accepted unconditionally and without any qualification the terms of the Supply Contract to which such Receivable relates and has no right of set-off, allowance, discount, deduction, abatement, dispute or counterclaim in respect of the Receivable; and

(vi)	Insolvency

neither the Debtor nor the Client is subject to Insolvency Proceedings or is Insolvent;

(vii)	Delivery and performance

The Client has performed all the obligations required for enforcement of the Receivable, including delivery of goods or performance of services and is not aware of any actual or threatened dispute arising from or relating to such obligations;

(viii)	Supporting documentation

the Client’s company registration number, VAT number and payment terms, together with the correct name and address of the Debtor, appear on every Invoice, credit note and on all other relevant documentation (including emails) sent by the Client to the Debtor and/or FGI; and

(ix)	Associate

the Receivable is not payable by an Associate of the Client.

(x)	Dilutions

In any monthly period, the Dilutions shall not exceed the Dilution Percentage, provided that, if for any monthly period the Dilution Percentage is exceeded, FGI hall have the right to increase Reserves or decrease the Prepayment Percentage as FGI shall see fit.

(b)	Repetition

The representations and warranties contained in paragraph 12(a) (Representations and Warranties) of this schedule 2 shall deemed to be repeated on a daily basis in respect of each Receivable until that Receivable has been fully and finally discharged.

13.	Foreign currency

(a)	Receivables denominated other than in US Dollars

Unless otherwise agreed by FGI, where a Receivable is denominated and payable in otherwise than in US Dollars in the United States, all costs, charges and expenses relating to:

(i)	the collection of that Receivable; and/or

(ii)	conversion of amounts collected into US Dollars (or into such other currency as FGI determines from time to time),

will be deducted in calculating the Purchase Price of that Receivable, which will be computed by reference to the spot rate of exchange of FGI’s Bankers on the date of such collection or conversion, but at its discretion FGI may provisionally apply the rate ruling on the date it receives the Notification relating to that Receivable, making such subsequent adjustments as may be necessary.

(b)	Change in currency

If a change in any currency of a country occurs, this Deed will, to the extent FGI (acting reasonably and after consultation with the Client) specifies to be necessary, be amended to reflect the change in currency.

14.	Power of attorney

(a)	Appointment

(i)

The Client hereby irrevocably appoints FGI, by way of security, to be the Client’s attorney in the name of the Client for the purpose of executing such deeds or documents and completing and endorsing such instruments and instituting or defending such proceedings and performing such other acts as FGI may consider requisite in order to perfect FGI’s title to any Receivable or Related Rights and to secure performance of any of the Client’s obligations under the Receivables Purchase Facility or under any Supply Contract or obtain payment of any Receivable.

(ii)	The Client agrees that each of FGI’s directors, officers or duly authorised personnel from time to time may exercise the powers given to FGI in this paragraph 14(a) (Appointment).

(iii)	The power of attorney shall only be exercisable upon or at any time following the occurrence of a Default or an Event of Default which is continuing.

(b)	Substitute attorney

FGI may appoint and remove at will any substitute attorney or agent for the Client in respect of any of the matters referred to in paragraph 14(a) (Appointment) above.

(c)	Ratification

The Client agrees to ratify and confirm whatever FGI, its directors, company secretary or officers, substitutes and agents shall lawfully do pursuant to the above power of attorney.

15.	Disclosed Receivables Purchase Facility

In the event that the Client and FGI agree that FGI is to provide a Disclosed Receivables Purchase Facility to the Client, the Client shall comply in all respects with the applicable provisions set out at clause 7.1 (Receivables Purchase Facility), and the Client further undertakes:

(a)

in respect of each relevant Receivable and credit note, to give a notice of assignment to the Debtor on each and every Invoice, credit note, statement in the manner and form prescribed by FGI, such notice stating, inter alia, that the Receivable to which it relates has been purchased by and assigned to FGI;

(b)	to use all reasonable endeavours to ensure that each relevant Debtor complies with the payment instructions prescribed in such notice of assignment;

(c)	at its own expense, to despatch a letter in terms prescribed by FGI to any relevant Debtor that ignores a notice of assignment and to send to FGI a copy of such letter;

(d)	not to instruct any solicitor or other third party to commence any legal or other proceedings for the recovery of any relevant Receivable without the prior written consent of FGI; and

(e)	to instruct any such solicitor or third party to report promptly and fully to FGI as to the progress of any legal action for recovery of any relevant Receivable.

SCHEDULE 3

Inventory Facility

terms and conditions

1.	The Inventory Facility

(a)	Inventory Facility Limit

The Inventory Facility shall be a revolving credit facility of a maximum principal amount not exceeding the Inventory Facility Limit.

(b)	Application of funds

FGI shall not be bound to enquire as to, nor shall it be responsible for, the use or application by the Client of all or any part of the Inventory Facility.

(c)	Conditions and covenants

The Inventory Facility shall be strictly subject to compliance at all times with the terms of clause 5 (Conditions precedent), clause 6 (Conditions subsequent), clause 6 (Operational and continuing conditions), and this schedule 3.

2.	Term and drawdown

(a)	Requests for Advances

The Client may at any time within the Availability Period request FGI to make an Advance on a specified Business Day to the Client in relation to Eligible Inventory provided that at the time the Advance is requested no Event of Default has occurred and is continuing, or would occur as a consequence of making such an Advance, subject to the terms of this Deed.

(b)	Advances

(i)

Any request for an Advance made by the Client pursuant to paragraph 2(a) (Requests for Advances) of this schedule 3 shall, once given, be irrevocable and oblige the Client to borrow the amount requested on the Inventory Facility Advance Date but shall not be considered unless made prior to 11.00am on Business Day immediately preceding the Inventory Facility Advance Date.

(ii)	An Advance shall not be made if an Event of Default has occurred and is continuing on the Inventory Facility Advance Date.

(c)	Inventory Payment Account

(i)	FGI will debit to the Inventory Payment Account an amount equal to the amount of each Advance on the date on which it is made.

(ii)

If the Advance is to be made in a currency other than US Dollars, the amount to be debited to the Inventory Payment Account will be converted to US Dollars, which will to the extent necessary for this purpose be computed by reference to the spot rate of exchange of FGI’s Bankers on the date of such debit or credit.

(d)	Limits and restrictions

FGI shall not be obliged to make any Advance to the Client under the Inventory Facility if that Advance:

(i)	would cause the Inventory Payment Account Balance to exceed the lower of:

(A)	the Inventory Facility Limit; and

(B)	the sum produced by applying the Eligible Inventory Formula at that time, converted to US Dollars by reference to the spot rate of exchange of FGI’s Bankers on the date of such conversion,

(ii)	would cause the Global Limit to be exceeded; and/or

(iii)	is not denominated in an Approved Currency.

3.	Interest and fees

(a)	Interest

Interest shall be paid, accrue on the Inventory Payment Account and be debited to the Reserve Account in accordance with paragraph 13 of schedule 1 (Common Terms).

(b)	Collateral Management Fee

(i)	Collateral Management Fee will be calculated on the daily Inventory Payment Account Balance for each month during which it is outstanding.

(ii)	For administrative convenience, the Collateral Management Fee will be debited to the Reserve Account on the last day of each calendar month.

(c)	Other

Other sums payable by the Client pursuant to this schedule 3 may be debited by FGI to the Reserve Account.

4.	Repayment

(a)	Default and termination

Without prejudice to paragraph 2(c) (Inventory Payment Account Balance) of this schedule 3, FGI shall be entitled to demand the immediate repayment of all and any outstanding Advances (and all and any other sums then or thereafter due pursuant to the Finance Documents) upon or at any time after the occurrence of an Event of Default which is continuing and, in any event, all outstanding Advances shall be repaid by the Client on the termination of this Deed.

(b)	Payment of excess

If at any time the Inventory Payment Account Balance under the Inventory Facility at any time:

(i)	exceeds the lower of:

(A)	the Inventory Facility Limit; and

(B)	the sum produced by applying the Eligible Inventory Formula at that time, converted to US Dollars by reference to the spot rate of exchange of FGI’s Bankers on the date of such conversion; or

(ii)	exceeds the Global Limit,

the Client shall immediately, upon FGI’s demand, pay to FGI such amount as shall be required to extinguish such excess together with accrued but unpaid Interest to the date of such payment and any additional sum or sums payable by the Client under this Deed.

5.	Repeating warranties

All warranties, covenants and undertakings given in this Deed shall be deemed repeated upon the provision by the Client to FGI of any Borrowing Base Certificate and whilst any Advance is outstanding.

6.	Standard conditions - funding requirements

Except as disclosed to and accepted by FGI in writing prior to the Commencement Date, the following is required by FGI prior to the making of an Advance and whilst any Advance is outstanding:

(a)	Status and condition

All Inventory is to be supplied in connection with the rendering of services in the ordinary course of the Client’s business and is and will be fit for such purpose and will be kept by it, at its own expense, in good and marketable condition (save for damaged or obsolete items as notified to FGI) and in relation to finished goods are and will be held for sale.

(b)	Storage of Inventory

All Inventory is stored at such premises or locations in the United Kingdom as FGI may from time to time agree in writing. Any Inventory sold, but not yet delivered, to a third party purchaser must be stored separately from other Inventory and clearly labelled as the property of such third party purchaser.

(c)	Landlord’s Waiver

Where FGI determines that a Landlord’s Waiver, warehouseman’s waiver and/or mortgagee’s waiver is required in relation to any premises or locations at which Inventory may be located from time to time, the Client shall promptly procure such waiver in form and substance satisfactory to FGI and ensure that any such waiver remains in full force and effect during the currency of the Inventory Facility.

(d)	Location and access

Upon FGI’s request the Client shall promptly advise FGI of the precise location of Inventory, and the Client shall permit FGI (or any of its duly authorised representatives or agents) to inspect the Inventory at all reasonable times or at any time following the occurrence of a Default or an Event of Default.

(e)	Title

The Client is the owner of such Inventory with full title guarantee.

(f)	Returns of Inventory

If a Debtor returns any Inventory to the Client when no Event of Default exists, the Client shall promptly determine the reason for such return and shall issue a credit note to the Debtor. The Client shall immediately report to FGI any return involving an amount in excess of the Inventory Return Amount. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. Any returned Inventory shall not be considered Eligible Inventory and the Eligible Inventory Formula shall be adjusted accordingly.

(g)	Reporting system

The Client will maintain a perpetual Inventory reporting system at all times and it will conduct a physical count of the Inventory (on a sample basis reasonably acceptable to FGI unless an Event of Default has occurred and is continuing in which event all Inventory shall be counted) at least twice in each Financial Year and after the occurrence of an Event of Default at such other times as FGI requests, and shall promptly, upon completion, supply FGI with a copy of such count accompanied by a report of the value of such Inventory (valued at the lower of cost, on a weighted average, and market value).

(h)	Consignment

The Client will inform FGI of any Inventory that is sold on a sale or return, sale on approval, consignment or other repurchase or return basis.

(i)	Insurance

The Client will effect and maintain insurances at its own expense in respect of all raw materials, work-in-progress and finished goods with insurers previously approved by FGI in writing. Such insurances shall:

(A)

provide cover against (A) loss or damage by fire (B) all risks which are normally insured against by other prudent companies owning or possessing similar assets and carrying on similar businesses and (C) all other risks which FGI may from time to time specify;

(B)

be in such amounts as would in the circumstances be prudent for such companies and shall include, an entitlement to receive the full replacement value from time to time of any Inventory destroyed or otherwise becoming a total loss; and

(C)	have FGI as co-insured and sole first loss payee.

(j)	Terms of Inventory Insurance

The Client will ensure that the Inventory Insurance is on such terms and contains such clauses as FGI may reasonably require and in particular, but without limitation, on terms that the relevant insurer will inform FGI:

(i)	of any cancellation, alteration, termination or expiry of any Inventory Insurance at least 30 days before it is due to take effect;

(ii)	of any default in the payment of any premium or failure to renew the Inventory Insurance at least 30 days before the renewal date;

(iii)	of any act, omission or event of which the insurer has knowledge which may make any Inventory Insurance void, voidable or unenforceable (in whole or in part).

(k)	Inventory Insurance Undertakings

The Client:

(i)	will promptly pay all premiums relating to the Inventory Insurances; and

(ii)	will supply to FGI immediately upon issue copies of each Inventory Insurance policy document, together with the current premium receipts relating to it;

(iii)

will not do or permit to be done or omit to do anything which may render any Inventory Insurance void, voidable or unenforceable (in whole or in part) and will not vary, amend or terminate any Inventory Insurance policy.

(l)	Payment of premiums

If at any time the Client defaults in effecting or keeping up the Inventory Insurances, or in producing any Inventory Insurance policy or premium receipt to FGI on demand, FGI may take out or renew such policies of insurance in any sum which FGI may reasonably think expedient. All monies which are expended by FGI in doing so shall be deemed to be properly paid by FGI and shall be reimbursed by the Client on demand together with Interest at the Default Rate.

(m)	Proceeds of Inventory Insurance

In relation to the proceeds of Inventory Insurances:

(i)	the Client will notify FGI if any claim arises or may be made under the Inventory Insurances;

(ii)	FGI shall have the sole right to settle or sue for any such claim and give any discharge for insurance monies; and

(iii)

all claims and monies received or receivable under any Inventory Insurances must be applied in replacing or restoring the Inventory damaged or destroyed or (after the occurrence of an Event of Default which is continuing) in repayment of outstanding Advances in such order as FGI sees fit.

(n)	Carriers’ fees

The Client shall pay, on the due date for payment, all and any fees and costs payable to third party carriers and shall, if FGI so requests, provide evidence of such payment no later than five Business Days prior to each such payment becoming due and payable. If the Client fails to make payment of any such amount by its due date for payment, FGI may, at the Client’s expense, make any such payment to the third party carrier and any sums paid by FGI in this regard shall be repaid by the Client immediately upon FGI’s request together with Interest at the Default Rate.

(o)	Valuation

Without prejudice to the rights of FGI in this Deed, following a Material Adverse Effect, an up-to-date independent valuation of the Inventory (conducted at the Client’s expense) must be promptly delivered to FGI upon FGI’s reasonable request and, in any event, no later than 42 Business Days following such request.

(p)	Borrowing Base Certificates

Unless specifically provided to the contrary in clause 6 (Operational and continuing conditions) Borrowing Base Certificates (including details of all categories of Eligible Inventory) together with detailed listing of Eligible Inventory in a format acceptable to FGI (acting reasonably) must be delivered to FGI on the first Business Day of each week in respect of the previous week, and, in any event, following the occurrence of a Default or an Event of Default, at such frequency and at such times as FGI may in its discretion determine.

(q)	Creditors

Complete and accurate details of Preferential Creditor balances, the subject of Inventory Reserves, in such form as FGI shall agree with the Client from time to time, must be delivered by the Client to FGI contemporaneously with the delivery of Borrowing Base Certificates.

(r)	Deposit of documents

Upon FGI’s request, the Client shall deposit with FGI all deeds and documents of title relating to the Inventory.

SCHEDULE 4

Over Advances

terms and conditions

1.	Over Advances

(a)	Over Adances

FGI, acting in its sole discretion, may from time to time upon notice to the Client, make available Advances in excess of Availability, the Inventory Facility Limit or the Eligible Inventory Formula.

(b)	Global Limit

FGI shall not make any Advance to the Client if such Advance would cause the Global Limit to be exceeded.

2.	Interest

Interest shall be paid, accrue on each Advance made under this schedule 4 at a rate of 12 per cent (12%) per annum and be debited to the Funds In Use Account in accordance with 13 (Interest) of schedule 1 (Common terms).

3.	Repayment

The Client shall immediately, upon FGI’s demand, pay to FGI the amount of any Advance made under this schedule 4 together with accrued but unpaid Interest to the date of such payment and any additional sum or sums payable by the Client under this Deed

4.	Repeating representations

All warranties, representations, covenants and undertakings given elsewhere in this Deed shall be deemed repeated whilst any Advance is outstanding.

SCHEDULE 5

DATA PROTECTION

1	If a Credit Party contacts FGI electronically, FGI may collect the Credit Party’s electronic identifier (e.g. Internet Protocol (IP) address or telephone number).

2

A Credit Party’s information includes information about the Finance Documents and FGI may use the Credit Party’s information to assess financial and insurance risks, recover debt, prevent and detect crime, understand requirements of Debtors; and develop and test products and services.

3

FGI will not disclose information about the Credit Party to anyone outside FGI except where FGI has the Credit Party’s permission, where FGI is required or permitted by law, to other companies who provide a service to FGI or to the Credit Party or where FGI may transfer rights and obligations under the Finance Documents.

4	FGI may transfer information about the Credit Party to other countries but if it does so it shall ensure that anyone to whom FGI passes the information provides an adequate level of protection.

5

From time to time FGI may change the way FGI uses information about the Credit Party. Where FGI believes the Credit Party may not reasonably expect such a change, FGI shall write to the Credit Party. If the Credit Party does not object to the change within 60 days, the Credit Party consents to that change.

6	For a copy of the information held by FGI about the Credit Party, the Credit Party may write to the data controller at FGI.

7	FGI may make periodic searches of and provide information to credit reference agencies to manage and take decisions about the Credit Party’s Facility.

8

FGI may wish to keep the Credit Party informed by letter, phone and electronic means (including email and mobile messaging) about products, services and additional benefits that FGI believe may be of interest to the Credit Party. If the Credit Party does not want FGI to do so the Credit Party should notify FGI.

SCHEDULE 6

PARTIES

Part 1

Client

Name of Client	Company Number	Registered Office
Mad Catz Europe Limited	04017563	c/o Needle Partners Limited Grove House Mansion Gate Drive Leeds England LS7 4DN

Part 2

Original Security Obligor

Name of Original Security Obligor	Company Number(s)	Registered Office
Mad Catz Europe Limited	04017563	c/o Needle Partners Limited Grove House Mansion Gate Drive Leeds England LS7 4DN

SCHEDULE 7

FORM OF NOTICE TO ACCOUNT BANK

[To be typed on the headed paper of the Client]

From:             Mad Catz Europe Limited

To:                 [•            ]

[•            ] 2015

Dear Sirs

Account No. [    ] (the “Designated Account”)

We hereby give you notice that by a charge relating to the Designated Account dated [                    ] 2015 (the “Account Charge”) we have charged and assigned to Faunus Group International, Inc. all our right, title, interest and benefit in and to the Designated Account and all sums deposited or to be deposited in the Designated Account and all other sums from time to time standing to the credit of that account (all such sums, together with the debts represented thereby, being referred to in this notice as the “Deposit”).

We hereby irrevocably instruct and authorise you, without reference to or further authority from us and without inquiry by you as to the justification for any such matter, from time to time and at any time:

(i)	to disclose to Faunus Group International, Inc. such information relating to the Designated Account and the Deposit as Faunus Group International, Inc. may request;

(ii)	to hold the Deposit to the order of Faunus Group International, Inc.;

(iii)	to pay or release all or any part of the Deposit in accordance with the written instructions of Faunus Group International, Inc.; and

(iv)	to comply with the terms of any written notice or instructions in any way relating to or purporting to relate to the Designated Account and/or the Deposit which you receive from Faunus Group International, Inc.

Please note that we are not permitted to withdraw any amount from the Designated Account without the prior written consent of Faunus Group International, Inc.

Please also note that these instructions are not to be revoked or varied without the prior written consent of the Faunus Group International, Inc.

This notice is governed by English law.

Please confirm your agreement to the above by signing and sending the attached acknowledgement to Faunus Group International, Inc. with a copy to ourselves.

Yours faithfully

For and on behalf of

Mad Catz Europe Limited

[Form of Acknowledgement of Account Bank]

From:             [•            ]

To:                 Faunus Group International, Inc

Copy to:         Mad Catz Europe Limited

[•            ] 2015

Dear Sirs

Account No. [            ] (the “Designated Account”)

We confirm receipt from Mad Catz Europe Limited of a notice dated                     2015 with respect to the charge relating to the Designated Account dated                     2015 (the “Account Charge”) pursuant to which Mad Catz Europe Limited has charged and assigned to Faunus Group International, Inc. all its right, title, interest and benefit in and to the Designated Account and all sums deposited or to be deposited in the Designated Account and all other sums from time to time standing to the credit of that account (all such sums, together with the debts represented thereby, being referred to in this acknowledgement as the “Deposit”).

We confirm that:

(i)	the Designated Account has been established in the name of [• ];

(ii)	we accept the instructions and authorisations contained in the notice and we undertake to act in accordance and comply with the terms of that notice;

(iii)	other than notice of the Account Charge, we have not received notice of any interest of any third party with respect to the Designated Account or the Deposit;

(iv)	we have neither claimed or exercised nor will claim or exercise any security interest, set-off, counterclaim or other right in respect of the Designated Account or the Deposit; and

(v)	we shall not permit any amount to be withdrawn from the Designated Account by Mad Catz Europe Limited without first receiving your prior written consent.

[ ] acknowledgement of this Notice is subject to the following conditions:

(1)	[ ] acknowledgement shall not be bound to enquire whether the right of any person (including, but not limited to, the Faunus Group International, Inc.) to withdraw any monies from the Designated Account has arisen or be concerned with (A) the propriety or regularity of the exercise of that right or (B) Notice to the contrary or (C) to be responsible for the application of any monies received by such person (including, but not limited to, the Faunus Group International, Inc.);

(2)	[ ] shall have no liability for having acted on instructions from any person (including, but not limited to, the Faunus Group International, Inc. )which on their face appear to be genuine, and which comply with the latest bank mandate held by us or relevant electronic banking system procedures in the case of an electronic instruction, and

(3)	[ ] shall not be deemed to be a trustee for the Mad Catz Europe Limited or the Faunus Group International, Inc. of the Designated Account.

This letter shall be governed by English law.

Yours faithfully

For and on behalf of

[            ]

SCHEDULE 8

FORM OF ACCESSION DEED

To:     Faunus Group International, Inc

From: [Additional Security Obligor] and [Client]

Dated:

Dear Sirs

US$10,000,000 master facilities agreement dated [                    ] 2015 (the “Agreement”)

1.

We refer to the Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.

[    ] agrees to become an Additional Security Obligor and to be bound by the terms of the Agreement and the other Finance Documents as an [Additional Security Obligor] pursuant to Clause 32 (Additional Security Obligors) of the Agreement. [            ] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [                    ].

3.	[The Client confirms that no Event of Default is continuing or would occur as a result of [ ] becoming an Additional Security Obligor].

4.	[ ] administrative details for the purposes of the Agreement are as follows:

Address:

Fax No.:

Attention:

5.

[    ] (for the purposes of this paragraph, the “Acceding Party”) intends to incur liabilities under the following documents [    ]/[give a guarantee, indemnity or other assurance against loss in respect of liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

6.	This Accession Deed [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

THIS ACCESSION DEED has been duly executed by the parties as a deed and is delivered on the date stated above.

[Additional Security Obligor]

[EXECUTED AS A DEED         ]

By: [Subsidiary]         )

Director

Director/Secretary

OR

[EXECUTED AS A DEED]

By: [Additional Security Obligor]

Signature of Director

in the presence of Name of Director

Signature of witness

Name of witness

Address of witness

Occupation of witness

The Client

[ ]

Faunus Group International, Inc

By:

Date:

EXECUTION PAGES

IN WITNESS of which this Deed has been duly executed by the Parties as a deed and has been delivered on the first date specified on page 1 of this Deed.

FGI

FAUNUS GROUP INTERNATIONAL, INC.

Executed as a deed, but not delivered until the first date specified on page 1, by FAUNUS GROUP INTERNATIONAL, INC. acting by:	) ) ) )

President	/s/ [ILLEGIBLE]

Vice President	/s/ [ILLEGIBLE]

Address:	80 Broad Street, 22nd Floor, New York, NY 10004, United States of America

Facsimile No:	+1-212-248-3404

Attention:	Guy Joseph Albertelli

THE CLIENT

Executed as a deed, but not delivered until the first date specified on page 1, by MAD CATZ EUROPE LIMITED acting by	) ) ) )	/s/ Darren Richardson

in the presence of:

Signature of witness		/s/ Michael Guerrero

Name (BLOCK CAPITALS)		Michael Guerrero

Occupation		Contracts Manager

Address		10680 Treena Street, #500 San Diego, CA 92131-2447 USA

ORIGINAL SECURITY OBLIGOR
Executed as a deed, but not delivered until the first date specified on page 1, by MAD CATZ EUROPE LIMITED acting by	) ) ) )	/s/ Darren Richardson
in the presence of:
Signature of witness		/s/ Michael Guerrero
Name (BLOCK CAPITALS)		Michael Guerrero

Occupation		Contracts Manager

Address		10680 Treena Street, #500 San Diego, CA 92131-2447 USA